SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN
PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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[ X ] Definitive Proxy Statement
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[     ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

FNBH BANCORP, INC.
(Name of registrant as specified in its charter)

________________________________________________________________________
(Name of person(s) filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):
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FNBH BANCORP, INC.

101 East Grand River
Howell, Michigan 48844-0800

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held April 17, 2002

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Annual Meeting") of FNBH Bancorp, Inc. (the "Corporation"), a Michigan corporation, will be held on April 17, 2002, at 7 p.m. at the main office of First National Bank in Howell, 101 East Grand River, Howell, Michigan, for the following purposes:

  To elect four (4) directors, each to hold office for three year terms.

  To adopt the FNBH Bancorp, Inc. Amended and Restated Compensation Plan for Nonemployee Directors.

  To transact such other business as may properly come before the meeting or any adjournment thereof.

        The Board of Directors has fixed March 1, 2002, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournment thereof.

By order of the Board of Directors BARBARA J. NELSON, Secretary

Your vote is important. Even if you plan to attend the meeting, please date and sign the enclosed proxy form, indicate your choice with respect to the matters to be voted upon, and return it promptly in the enclosed envelope. Note that if the stock is held in more than one name, that all parties must sign the proxy form.

Dated: March 15, 2002

FNBH BANCORP, INC.
101 E. Grand River
Howell, Michigan 48844-0800

PROXY STATEMENT

        This Proxy Statement and the enclosed proxy are furnished in connection with the solicitation of proxies by the Board of Directors of FNBH Bancorp, Inc. (the "Corporation"), a Michigan corporation, to be voted at the Annual Meeting of Shareholders of the Corporation to be held on Wednesday, April 17, 2002, at 7 p.m., at the main office of First National Bank in Howell (the "Bank"), 101 East Grand River, Howell, Michigan, or at any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders and in this Proxy Statement.

VOTING AT THE MEETING

        This Proxy Statement has been mailed on or about March 15, 2002, to all holders of record of common stock of the Corporation as of the record date. The Board of Directors of the Corporation has fixed the close of business on March 1, 2002, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting of Shareholders and any adjournment thereof. The Corporation has only one class of common stock, of which there are presently 1,573,375 shares outstanding. Each outstanding share will entitle the holder thereof to one vote on each separate matter presented for vote at the meeting. Votes cast at the meeting and submitted by proxy are counted by the inspectors of the meeting who are appointed by the Corporation.

        If a Proxy in the enclosed form is properly executed and returned to the Corporation, the shares represented by the Proxy will be voted at the Annual Meeting and any adjournment thereof. If a shareholder specifies a choice, the Proxy will be voted as specified. If no choice is specified, the shares represented by the Proxy will be voted for the election of all of the nominees named in the Proxy Statement, for the adoption of the Corporation's Amended and Restated Compensation Plan for Nonemployee Directors, and in accordance with the judgment of the persons named as proxies with respect to any other matter which may come before the meeting. A proxy may be revoked before exercise by notifying the Chairman of the Board in writing or in open meeting, by submitting a proxy of a later date or attending the meeting and voting in person. All shareholders are encouraged to date and sign the enclosed proxy form, indicate your choice with respect to the matters to be voted upon, and return it to the Corporation.

ELECTION OF DIRECTORS

        The Articles of Incorporation of the Corporation provide for the division of the Board of Directors into three (3) classes of nearly equal size with staggered three year terms of office. Four persons have been nominated for election to the Board, each to serve three (3) year terms expiring at the 2005 Annual Meeting of Shareholders. The Board has nominated R. Michael Yost, Dona Scott Laskey, Athena Bacalis, and James R. McAuliffe to serve as directors for three year terms. All the nominees, except Ms. Bacalis, are incumbent directors previously elected by the Corporation's shareholders. Ms. Bacalis was appointed as a director by the Board in October, 2001.

        Unless otherwise directed by a shareholder's proxy, the persons named as proxy holders in the Corporation's proxy will vote for the nominees named above. In the event any of such nominees shall become unavailable, which is not anticipated, the Board of Directors in its discretion may designate substitute nominees, in which event the enclosed proxy will be voted for such substitute nominees. Proxies cannot be voted for a greater number of persons than the number of nominees named.

        A plurality of the votes cast at the meeting is required to elect the nominees as directors of the Corporation. As such, the four individuals who receive the largest number of votes cast at the meeting will be elected as directors. Shares not voted at the meeting, whether by abstention, broker nonvote, or otherwise, will not be treated as votes cast at the meeting.

        The Board of Directors recommends a vote FOR the election of all the persons nominated by the Board.

INFORMATION ABOUT DIRECTORS AND DIRECTOR NOMINEES

        The following information relating to the principal occupation or employment has been furnished to the Corporation by the respective directors and director nominees. Each of those persons have been engaged in the occupations stated below for more than five years.

Name	Principal Occupation	Age	Director of Corporation Since*
Nominees for Election as Directors for Terms Expiring in 2005
R. Michael Yost	Director, Group Operations and Administration, The Auto Club Group	53	1997
Dona Scott Laskey	Attorney	58	1973
Athena Bacalis	Real estate attorney, corporate counsel for Artisan Building Company	40	2001
James R. McAuliffe	Retired, former President of Hartland Insurance Group	57	1998
James R. McAuliffe	Retired, former President of Hartland Insurance Group	57	1998
Directors Whose Terms Expire in 2004
W. Rickard Scofield	President of May & Scofield, Inc. a manufacturer of automotive subassemblies	49	1992
Randolph E. Rudisill	President of Thermofil, Inc., a leading manufacturer of reinforced thermoplastics	57	1997
Barbara Draper Martin	President and CEO of Corporation and Bank	55	1984
Directors Whose Terms Expire in 2003
Donald K. Burkel	Co-owner of Oasis, Inc and Fowlerville Farms, Inc., a restaurant, gasoline and gift shop operation	66	1991
Harry E. Griffith	Realtor, President of Crandall Realty, Inc. a real estate brokerage and survey corporation	71	1973
Gary R. Boss	Part owner of Boss Engineering Co., an engineering and survey corporation	59	1995

*	The Corporation was formed and organized in 1988; dates preceding 1988 reference status as a director of the Bank. All persons who are directors of the Corporation are also directors of the Bank.

        The Board of Directors of the Corporation held a total of five meetings during 2001. No director attended less than 75% of the aggregate number of meetings of the Board of Directors and the committees on which he or she served. There are no family relationships between or among the directors, nominees or executive officers of the Corporation.

        The Nominating Committee of the Board, comprised of Messrs. Burkel, Rudisill, Yost, Scofield, and Ms. Martin, met three times in 2001. This Committee is responsible for reviewing and making recommendations as to the composition of the Board of Directors, to recommend nominees for election to the Board and recommends individuals to fill vacancies which may occur between annual meetings. The Committee is authorized to consider Board nominations for qualified persons recommended by shareholders that are in compliance with the procedures set forth in the Corporation's Restated Articles of Incorporation. Any nomination must be submitted in writing, on or before the 60th day preceding the anniversary date of the previous annual meeting. The nomination must include a description of the proposed nominee, his or her consent to serve as a director and other biographical data on the nominee.

        The Board also has a Compensation Committee comprised of Messrs. Rudisill, Scofield, Griffith, and McAuliffe. This Committee met three times in 2001. This Committee approves the compensation and benefits of senior management of the Bank and Corporation. The Board also has other committees, such as the Finance Committee, Trust Committee, and the Executive Committee.

        The Audit Committee, comprised of Ms. Laskey and Messrs. Boss, Rudisill, and Scofield, met on six occasions during 2001. Its primary duties and responsibilities include annually recommending to the Board of Directors an independent public accounting firm to be appointed auditors of the Corporation and the Bank, reviewing the scope and fees for the audit, reviewing all the reports received from the independent public accountants, and coordinating matters with internal audit.

        Effective December 13, 2001, the Board approved a revised charter with respect to the Committee's roles and responsibilities as an Audit Committee. A copy of that charter is attached as Appendix I to this Proxy Statement. On February 14, 2002, the Committee submitted to the Board the following report:

Report of the Audit Committee
February 14, 2002

To the Board of Directors of FNBH Bancorp, Inc.

We have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2001.

We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors’ independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001.

Dona S. Laskey
Gary R. Boss
Randolph E. Rudisill
W. Rickard Scofield

PROPOSAL TO APPROVE THE FNBH BANCORP, INC.
AMENDED AND RESTATED COMPENSATION
PLAN FOR NONEMPLOYEE DIRECTORS

        On July 18, 2001, the Board of Directors adopted the FNBH Bancorp, Inc. Amended and Restated Compensation Plan for Nonemployee Directors (the "Plan"). The Plan was adopted to establish the means by which the Corporation's nonemployee directors are paid. Under the Plan, nonemployee directors are required to be paid a Fixed Fee and, subject to certain conditions, may be paid a Variable Fee for their services. The Board has elected to submit the Plan for shareholder approval. The following is a description of the Plan, which is qualified in it entirety by reference to the complete text of the Plan set forth in attached Appendix II.

        Eligibility and Participation. Directors of the Corporation or the Bank who are neither officers nor employees of the Corporation or the Bank participate in the Plan.

        Administration. The Plan is administered by the Compensation Committee of the Board. The Committee has the authority to interpret the Plan and to adopt procedures for its implementation and operation.

        Compensation. The Fixed Fees payable under the Plan are equal to the per meeting fee for attendance at meetings of the Board and the Bank, as well as Board Committee meetings. The meeting fees are established by the Board of Directors, as a whole. These fees are described below under the caption "Remuneration of Directors." The Variable Fee payable under the Plan is required to equal the total Fixed Fees paid to a director for the immediately preceding calendar year, multiplied by the bonus rate of compensation paid to the officers of the Corporation for the immediately preceding calendar year, under the Corporation's Profit Sharing Plan. Accordingly, the effect of the Plan is to establish a variable form of compensation for Board service that is commensurate with the rate of performance compensation for the Corporation's officers.

        Payment of Compensation. The Plan allows Fixed Fees to be paid in cash or to be allocated to one of the following three accounts: (a) the Current Stock Purchase Account, (b) the Deferred Cash Investment Account, or (c) the Deferred Stock Account. The Variable Fees may be allocated only to the Current Stock Purchase Account or the Deferred Stock Account.

        Directors are required to file a payment election form not later than December 31 of the year preceding the calendar year in which the fees are earned. Fixed Fees are credited to the director's account on the last day of each calendar quarter, while variable fees are credited to the account following the determination of the annual bonus rate. The Plan does not allow the transfer of assets between accounts. The following is a description of the accounts:

        1.       Amounts allocated to the Current Stock Purchase Account will be used to acquire for the participant as many whole shares of Corporation common stock as possible, based on the market value of such stock on the Credit Date.

        2.       Amounts allocated to the Deferred Cash Investment Account will be credited on each Credit Date for the benefit of the participant. In addition, an Appreciation Factor will be credited on each Credit Date on all funds held in Deferred Cash Investment Accounts for the entire quarter as if the funds had been invested during the quarter and earning interest at an Appreciation Factor established from time to time by the Corporation's Board of Directors. However, the Appreciation Factor may not exceed the prime rate of interest charged by the Bank. Under the Plan, the initial Appreciation Factor equals the rate of interest paid by the Bank on five (5) year certificates of deposit issued on the business day nearest the beginning of the applicable quarter.

        3.       Amounts allocated to the Deferred Stock Account will be converted into Stock Units equal in number to the shares of Corporation common stock that could have been purchased on the Credit Date, based on the fair market value of the Corporation's common stock on that date. In addition, each time a dividend is paid on the Corporation's common stock, Stock Units will be credited to a participant's account equal to the number of shares that could have been purchased with the dividends on the Stock Units credited to the participant's Deferred Stock Account as of the record date, based on the fair market value of the Corporation's common stock on the dividend payment date.

        Shares Subject to the Plan. Subject to adjustment as provided in the Plan, no more than 50,000 shares of the Corporation's common stock may be purchased or credited under the Plan. Shares issued and delivered under the Plan may be newly issued shares or shares that are purchased by the Corporation and reissued.

        Distributions. Shares acquired with fees allocated to the Current Stock Purchase Accounts will be distributed to participants after the shares are acquired. Amounts credited to the Deferred Cash Investment Accounts or the Deferred Stock Accounts may not be distributed prior to the termination of the director's service to the Corporation or the Bank. Participants may elect to receive the balance in such accounts in a lump sum or in annual installments over a period of five years or ten years. Amounts allocated to a Deferred Stock Account are payable only in shares of Corporation common stock, except for fractional share interests which are payable in cash. Pending full payout of a Deferred Cash Investment Account, amounts credited to the account will be credited with the Appreciation Factor in effect from time to time.

        Summary of Federal Income Tax Consequences. The following paragraph summarizes the federal income tax consequences with respect to amounts payable in cash or allocated to the Current Stock Purchase Account, the Deferred Cash Investment Account and the Deferred Stock Account under the Plan, based upon management's understanding of the existing federal income tax laws.

        1.       Amounts payable in cash or allocated to the Current Stock Purchase Account will be taxable to the participants at the time the Corporation pays the fees in cash or credits the fees to the account, and will be deductible to the Corporation at the same time.

        2.       Participants who elect to allocate their fees to either the Deferred Cash Investment Account or Deferred Stock Account will not recognize taxable income at the time an Election to Participate in the Plan is made or at the time the Corporation credits funds to those accounts. Because an eligible director must elect to participate in the Plan at the beginning of the plan year, none of the fees relating to the election will be deemed earned at the time of election. Because the amounts allocated to these accounts are not available to directors at the time of election or allocation, directors will recognize income only upon the delivery of Corporation common stock or cash in accordance with the distribution requirements of the Plan. At the time of delivery, the cash and the fair market value of the shares of common stock will be treated as ordinary income to the participant. The Corporation will then be entitled to a deduction equal to the amount of ordinary income recognized by the participant.

        Termination or Amendment of the Plan. The Board has the authority to terminate, suspend or amend the Plan at any time; however, no amendment or termination may alter or otherwise affect any amounts held in any of the accounts. In addition, no amendment may become effective without shareholder approval if the amendment increases the aggregate number of shares of Corporation stock that are subject to the Plan, materially increases the benefits accruing to directors under the Plan, modifies the eligibility requirements for participation, or requires approval by the Corporation's shareholders under Section 16 of the Securities Exchange Act of 1934, as amended.

        Required Vote for Approval. The affirmative vote of a majority of the Corporation's common stock voted at the annual meeting, by person or by proxy, is required to approve the Plan. Broker nonvotes and abstentions will not counted as votes cast on this proposal. Since a majority of the votes cast is required for approval, any negative votes will necessitate offsetting affirmative votes to assure approval. Unless otherwise directed by marking the accompanying Proxy, the proxyholders named therein will vote for the approval of the Plan.

        The Board of directors recommends a vote FOR approval of the proposed Plan.

REMUNERATION OF DIRECTORS

        Directors of the Corporation are paid $250 for each Board meeting held and $250 for each Board committee meeting attended; however, no fees are paid to employees of the Bank who serve on the Board. Members of the Board of Directors of the Bank are paid at the rate of $700 per board meeting held, and $400 for each Bank board committee meeting attended.

COMPENSATION OF EXECUTIVE OFFICERS

Committee Report on Executive Compensation

        The Corporation has no paid employees. The Corporation's sole subsidiary, First National Bank in Howell, employs all officers and staff. Decisions on the compensation of the Bank's executive officers are made by the Board of Directors after receiving recommendations from the Board's Compensation Committee. The Corporation's policies of compensation are designed to reward employees for the achievement of annual and long-term corporate goals, as well as individual accomplishments. The various means of compensation, which apply to other employees as well as executive officers, are intended to encourage management to increase the value of the Corporation as an asset to its shareholders, to reward and challenge individuals, to achieve and reward superior operating results, and to attract and retain superior personnel.

        The Corporation's compensation program is comprised of several elements: salary, incentive bonus, and a defined contribution plan.

        The salaries of the Bank's Chief Executive Officer and other Bank executives are established based on a performance appraisal system. Each executive's performance, other than that of the Chief Executive Officer, is evaluated by his or her superior. Wage bands for particular positions are established based on executive compensation studies the Bank contracts for with compensation specialists and on information obtained from other similar sized banks and the Michigan Banker's Association annual surveys. This information is used by the Board's Compensation Committee and the Board of Directors in comparing salaries paid by the Bank with salaries paid for comparable positions by other banks similar in size to the Bank. The Board of Directors and the Compensation Committee consider other relevant factors such as individual job performance, experience, expertise and tenure. The Board intends to maintain the base salaries of executive officers and senior managers at rates that are competitive with other banks who are similar in size to the Bank in order to retain superior personnel and to be able to hire personnel of a high caliber to continue to achieve and exceed the Bank's operating and financial objectives.

        An incentive bonus is paid after year end to all employees employed by the Bank the entire year, if the Bank's earnings are at least at the 50th percentile of the Bank's peer group. Employees receive 75% of the incentive based on performance relative to peers through the first nine month period ending September 30 of each year, with the balance, if any, paid based on the performance for the full year. There are three different levels at which the bonus is paid: one for staff, one for supervisor and non-officer exempt employees, and another for officers. The exact formula for the bonus plan is determined each year by the Board of Directors.

        The 401(k) plan covers all employees 21 years of age or older who have completed one year of service as defined in the plan agreement. Contributions are equal to 5% of total employee earnings plus 50% of employee contributions (limited to 10% of their earnings), or the maximum amount permitted by the Internal Revenue Code.

Chief Executive Officer Compensation

        The Compensation Committee reviews Ms. Martin's performance and base salary as president and chief executive officer annually and recommends adjustments in her salary to the Board of Directors based on her performance. In making recommendations to the Board of Directors as to her salary, the Compensation Committee considers the prevailing salaries for presidents and chief executive officers of similar sized banks. As a result of that survey, the Committee established a salary range for Ms. Martin of $129,700 to $194,400 for 2001. The decision regarding Ms. Martin's 2001 salary was based on the prevailing salary range, on the Corporation's financial performance for the year and the Corporation's strong earnings and corporate growth. The Committee further considered Ms. Martin's leadership in the Corporation and her effectiveness in implementing the directions and policies of the Board of Directors. The incentive bonus paid to Ms. Martin was at the same rate established by the Board of Directors for all Bank officers. Based upon the relative performance of the Bank through September 30, 2001, Ms. Martin was paid a bonus of $44,500, which represents 75% of the potential bonus payable for 2001 performance.

SUMMARY COMPENSATION TABLE

        The following table sets forth the compensation paid by the Bank during the last three years to its Chief Executive Officer and its other executive officers whose annual compensation exceeded $100,000 (the "Named Executives"). There are no employees of the Corporation; all personnel are employed by the Bank.

Name and Principal Position	Year	Annual Compensation(1) Salary Bonus Other(3)			Long-Term Compensation Restricted Stock Awards(4)	All Other Compensation(5)
Barbara D. Martin, President and Chief Executive Officer	2001 2000 1999	$180,000 171,600 165,000	$44,550(2) 68,640 37,125	$6,375 5,186 5,500	$44,982 41,244 31,520	$13,540 13,329 12,356
Barbara Nelson, Senior Vice President and Chief Financial Officer	2001 2000 1999	$107,000 100,000 94,000	$26,483(2) 40,000 21,150	$2,100 808 1,019	$14,994 14,112 13,200	$9,719 10,500 9,651
James Wibby, Senior Vice President, Loans	2001 2000 1999	$121,000 111,000 105,000	$29,948(2) 44,400 23,625	$3,020 1,525 1,600	$16,632 15,750 13,520	$10,346 10,956 10,237
Herbert W. Bursch, Senior Vice President, Retail Delivery Systems	2001 2000 1999	$92,000 76,000 5,070	$22,770 32,800 0	$1,002 0 0	$12,306 0 0	$9,185 1,041 0
Nancy Morgan, Senior Vice President, Human Resources	2001 2000 1999	$83,000 70,000 66,150	$20,543(2) 28,000 14,559	$117 0 0	$8,400 6,468 4,680	$8,657 8,124 7,696

(1)	Includes amounts deferred pursuant to Section 401(k) of the Internal Revenue Code.
(2)	For bonus payments in 2001, the amounts reflect 75% of the bonus that may be earned for that year, based on the Corporation’s performance through September 30 of that year. The balance of any bonus, which is not calculable at this time, will be reported in subsequent proxy statements and/or reports for the year in which it is earned.
(3)	Represents amounts contributed by the Bank as retirement benefits, for the Named Executives, in excess of the amounts permitted under the Bank’s 401(k) Plan.
(4)	Amounts represent the aggregate value of restricted shares of Common Stock (based upon the value of the stock on the date of grant) issued to the Named Executives for the designated year under the Corporation’s Long-Term Incentive Plan. The 2001award of restricted shares was based on a per share value of $42.00, as of April 26, 2001. The shares are subject to restrictions on transfer and risks of forfeiture which lapse over a period of 5 years at the annual rate of 20% of the granted shares, subject to earlier termination of those restrictions and risks upon death, disability or a change in control of the Corporation. The Named Executives have no right to the unvested percentage of the restricted shares, except voting rights and the right to all dividends and all other distributions paid to holders of the common stock. As of December 31, 2001, the Named Executives held shares of restricted stock in the following aggregated amounts and values (based on the per share value of the Corporation’s common stock on December 31, 2001, of $45.00): Ms. Martin –3,698 shares ($166,410); Ms. Nelson –1,308 shares ($58,860); Mr. Wibby -987 shares ($44,415); Mr. Bursch –293 shares ($13,185); and Ms. Morgan –518 shares ($23,310).

(5)	The amounts disclosed in this column include (a) amounts contributed by the Bank to the Bank’s 401(k) Plan, pursuant to which substantially all salaried employees of the Bank participate; (b) the dollar value of premiums paid by the Bank for term life insurance; and (c) disability insurance on behalf of the Named Executives as follows:

                                                       2001        2000        1999
                      Barbara D. Martin       (a)     $11,794     $11,974     $11,000
                                              (b)         684         369         369
                                              (c)       1,062         986         987

                      Barbara J. Nelson       (a)      $8,600      $9,193      $8,381
                                              (b)         488         369         369
                                              (c)         631         938         901

                      James Wibby             (a)      $9,080      $9,619      $8,900
                                              (b)         552         369         369
                                              (c)         714         968         968

                      Herbert W. Bursch       (a)      $8,222          $0          $0
                                              (b)         420         369           0
                                              (c)         543         672           0

                      Nancy Morgan            (a)      $7,825      $7,000      $6,615
                                              (b)         378         369         369
                                              (c)         454         755         712

CERTAIN TRANSACTIONS WITH MANAGEMENT

        Certain directors and officers of the Corporation have had and are expected to have in the future, transactions with the Bank, or have been directors or officers of corporations, or members of partnerships, which have had and are expected to have in the future, transactions with the Bank. All such transactions with officers and directors, either directly or indirectly, have been made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and these transactions do not involve more than the normal risk of collectibility or present other unfavorable features. All such future transactions, including transactions with principal shareholders and other Corporation affiliates, will be made in the ordinary course of business, on terms no less favorable to the Corporation than with other customers, and for loans in excess of $400,000, will be subject to approval by a majority of the Corporation's independent, outside disinterested directors.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Pursuant to Section 16 of the Securities Exchange Act of 1934, the Corporation's directors and executive officers, as well as any person holding more than 10% of its common stock, are required to report initial statements of ownership of the Corporation's securities and changes in such ownership to the Securities and Exchange Commission. To the Corporation's knowledge, all the required reports were filed timely by such persons during 2001, except for one late report filed by Ms. Martin covering three transactions.

OWNERSHIP OF COMMON STOCK

        The following table sets forth certain information as of March 1, 2002, as to the Common Stock of the Corporation owned beneficially by each director, each Named Executive in the Summary Compensation Table above, and by all directors and executive officers of the Corporation as a group. No shareholders are known to the Corporation to have been the beneficial owner of more than five percent (5%) of the Corporation's outstanding common stock as of March 1, 2002.

	Number of Shares(1)	Percent of Class
Athena Bacalis	200	*
Gary R. Boss	1,500	*
Donald K. Burkel	5,100	*
Herbert W. Bursch	453	*
Harry E. Griffith	3,164(2)	*
Dona Scott Laskey	24,000	1.53%
Barbara D. Martin	16,309(3)	1.04%
James R. McAuliffe	109	*
Nancy Morgan	874	*
Barbara J. Nelson	1,562	*
Randolph E. Rudisill	482(4)	*
W. Rickard Scofield	2,232	*
James Wibby	1,644	*
R. Michael Yost	1,213(5)	*
All Executive Officers and Directors as a Group (14 persons)	58,842	3.74%

*Represents less than one percent

(1)	This information is based upon the Corporation’s records as of March 1, 2002, and information supplied by the persons listed above. The number of shares stated in this column include shares owned of record by the shareholder and shares which, under federal securities regulations, are deemed to be beneficially owned by the shareholder. Unless otherwise indicated below, the persons named in the table have sole voting and sole investment power or share voting and investment power with their respective spouses, with respect to all shares beneficially owned.
(2)	Shares owned by Mr. Griffith or his wife as trustees.
(3)	Includes 6,633 shares held for the benefit of Ms. Martin's minor children.
(4)	Includes 200 shares held as custodian for Mr. Rudisill's minor child and grandchild.
(5)	Includes 22 shares held jointly with minor child.

SHAREHOLDER RETURN PERFORMANCE GRAPH

        Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Corporation's common stock with that of the cumulative total return on the NASDAQ Stock Market Index and the NASDAQ Bank Stocks Index for the five year period ended December 31, 2001. The following information is based on an investment of $100, on January 1, 1997, in the Corporation's common stock, the NASDAQ Bank Stocks Index and the NASDAQ Stock Market Index, with dividends reinvested. There has been only limited trading in the Corporation's Common Stock, there are no market makers for such shares, and the Corporation's stock does not trade on any stock exchange or the NASDAQ market. Accordingly, the returns reflected in the following graph and table are based on sale prices of the Corporation's stock of which management is aware. There may have been sales at higher or lower prices of which management is not aware.

	December 31
	1996	1997	1998	1999	2000	2001
FNBH Bancorp, Inc.	100	155.00	186.26	229.36	235.64	259.21
NASDAQ Stock Market Index	100	122.48	172.68	320.89	193.01	153.15
NASDAQ Bank Stocks Index	100	167.41	166.33	159.89	182.38	197.44

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

        The financial statements of the Corporation as of and for the year ended December 31, 2001, have been audited by KPMG LLP, independent public accountants. The Corporation has appointed KPMG LLP as independent accountants for the Corporation for the year ending December 31, 2002. A representative of KPMG LLP, will be at the Annual Meeting of Shareholders and will have an opportunity to make a statement and will be available to answer appropriate questions.

        The following table sets forth the aggregate fees billed to the Corporation for the year ended December 31, 2001, by the Corporation's principal accounting firm, KPMG LLP:

Audit Fees                                                                       $72,000
Financial Information Systems Design and Implementation Fees                           0
All Other Fees                                                                    67,105  (a)(b)
                                                                                $126,900

(a)    Includes fees for tax consulting, and tax return preparation.
(b)   The audit committee has considered whether the provision of these services is compatible with maintaining the principal accountant’s independence.

SHAREHOLDER PROPOSALS

        Any shareholder proposal to be considered by the Corporation for inclusion in the 2003 Annual Meeting of Shareholders proxy materials must be received by the Corporation no later than November 15, 2002. As of March 15, 2002, no proposals to be represented at the 2002 Annual Meeting had been received by the Corporation. If the Corporation receives notice of a shareholder proposal after January 29, 2003, the persons named as proxies for the 2003 Annual Meeting of Shareholders will have discretionary voting authority to vote on that proposal at that meeting.

OTHER BUSINESS

        The Board of Directors is not aware of any matter to be presented for action at the meeting, other than the matters set forth herein. If any other business should come before the meeting, the Proxy will be voted in respect thereof in accordance with the best judgment of the persons authorized therein, and discretionary authority to do so is included in the proxy. The cost of soliciting proxies will be borne by the Corporation. In addition to solicitation by mail, officers and other employees of the Corporation and its subsidiaries may solicit proxies by telephone or in person, without compensation other than their regular compensation.

        The Summary Annual Report of the Corporation for 2001 is included with this Proxy Statement. Copies of the report will also be available for all shareholders attending the Annual Meeting. In addition, certain financial and related information is included in the Appendix to this Proxy Statement.

        Shareholders are urged to sign and return the enclosed proxy in the enclosed envelope. A prompt response will be helpful and appreciated.

BY ORDER OF THE BOARD OF DIRECTORS

Barbara Nelson
Secretary
March 15, 2002

APPENDIX I

AUDIT COMMITTEE CHARTER

I.	Audit Committee Purpose

The Audit Committee is appointed by the Board of Directors of FNBH Bancorp, Inc. (the “Corporation”) to assist the Board in fulfilling its oversight responsibilities. The Audit committee’s primary duties and responsibilities are to:

  Monitor the integrity of the Corporation’s financial reporting process and systems of internal controls regarding finance, accounting, and operations.

  Monitor the independence and performance of the Corporation’s independent auditors and outsourced internal auditors.

  Provide an avenue of communication among the independent auditors, management, the outsourced internal auditors, and the Board of Directors.
The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone employed by or serving the Corporation. The Audit Committee has the ability to retain, at the Corporation’s expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

II.	Audit Committee Composition and Meetings

Audit Committee members shall meet the requirements of the NYSE with regards to Audit Committee member independence. The Audit Committee shall be comprised of three or more directors, each of whom shall be independent nonexecutive directors, free from any relationship that would interfere with the exercise of his or her independent judgment. Each member of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements. In addition, at least one member of the Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

Members of the Audit Committee shall be appointed by the Board and shall be subject to removal by the Board. If an audit committee chair is not designated or present, the members of the Committee may designate a Chair by majority vote of the Committee membership.

The Committee shall meet at least four times annually, or more frequently as circumstances dictate. An agenda shall be prepared in advance of each meeting. The Committee shall meet with management, the outsourced internal auditors, the CFO as coordinator of outsourced internal audit, the independent auditors, and as a committee to discuss any matters that the Committee or each of these groups believe should be discussed as considered necessary. In addition, the Committee, or at least its Chair, shall communicate with management quarterly to review the Corporation’s financial statements and significant findings based upon the independent auditors interim limited review procedures and with the independent auditors.

III.	Audit Committee Responsibilities and Duties Review Procedures

  Review and reassess the adequacy of this Charter at least annually. Submit the charter to the Board of Directors for approval and have the document published at least every three years in accordance with the SEC regulations.

  Review the Corporation’s annual audited financial statements prior to filing or distribution. The review will include a discussion with management and independent auditors of significant issues regarding accounting principles, practices, and judgments.

  In consultation with the management, the independent auditors, and the outsourced internal auditors, consider the integrity of the Corporation’s financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors and the internal auditing department together with management’s responses, including the status of prior recommendations.

Independent Auditors
  The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee shall review the independence and performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.

  Recommend approval of the fees and other significant compensation to be paid to the independent auditors to the Board of Directors.

  On an annual basis, the Committee shall review and discuss with the independent auditors all significant relationships they have with the Corporation that could impair the auditor’s independence and at least annually shall require the independent auditors to submit a formal, written independence letter.

  In consultation with the management, the independent auditors, and the outsourced internal auditors, consider the integrity of the Corporation’s financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors and the internal auditing department together with management’s responses, including the status of prior recommendations.

  Review the independent auditors engagement letter, discussing scope, staffing locations, reliance upon management, and outsourced internal audit and general audit approach.

  Prior to releasing the year-end earnings, discuss the results of the audit with the independent auditors. Discuss certain matters required to be communicated to the audit committee in accordance with AICPA SAS 61.

  Consider the independent auditor’s judgment about the quality and appropriateness of the Corporation’s accounting principles as applied in financial reporting.

Outsourced Internal Audit
  Review the budget, audit plan, changes in the audit plan, activities, organizational structure, and qualifications of the outsourced internal auditors, as needed.

  Outsourced Internal Audit shall report to the Audit Committee at least four times per year or as often as warranted, without hindrance from management.

  Review significant reports prepared by the outsourced internal auditors together with management’s responses and follow-up to these reports.
Other Audit Committee Responsibilities
  Annually prepare a report to shareholders as required by the Securities and Exchange Commission; in the report the Audit Committee shall state whether the Audit Committee has:

  Reviewed and discussed the audit financial statements with management,
  Discussed with the independent auditors the matters required to be discussed by SAS 61, as may be modified or supplemented, and
  Received certain disclosures from the auditor regarding their independence as required by the Independence Standards Board-Standard No. 1 (ISB 1), as may be modified or supplemented and discussed with the auditors the auditors’ independence.
  In addition, the report must include a statement by the Audit Committee whether, based on the review and discussions noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the last fiscal year for filing with the Commission.

  Perform any other activities consistent with this Charter, the Corporation’s Articles of Incorporation and Bylaws, and governing law, as the Committee or the Board deems necessary or appropriate.

  Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

APPENDIX II
FNBH BANCORP, INC.

AMENDED AND RESTATED COMPENSATION
PLAN FOR NONEMPLOYEE DIRECTORS
(as Amended through July 18, 2001)

        1.        Purpose. The FNBH Bancorp, Inc. Compensation Plan for Nonemployee Directors ("Plan") has been adopted for the nonemployee directors of FNBH Bancorp, Inc. and its subsidiaries (collectively referred to as "FNBH"), to set forth the manner by which its nonemployee directors are compensated for their services to FNBH. Nonemployee directors shall be paid a Fixed Fee and, subject to certain conditions, a Variable Fee for those services. The total of the Fixed Fees and the Variable Fees are referred to as the "Plan Fees."

(a) Fixed Fee. The Fixed Fee shall equal the per meeting fee paid for attendance at meetings of the Board of FNBH and committees of the Board, as such meeting fees may be established by the Board of Directors, from time to time.

(b) Variable Fee. The Variable Fee shall equal (i) the total Fixed Fees paid to that director for services for the immediately preceding calendar year, multiplied by (ii) that percentage of base compensation payable to the officers of FNBH for the immediately preceding calendar year under the FNBH Profit Sharing Plan (the “Annual Bonus Percentage”).

        2.        Eligibility. Each director of FNBH who is not an officer or employee of FNBH or of any subsidiary of FNBH Bancorp, Inc. shall participate in the Plan ("Eligible Director").

        3.        Administration. The Plan shall be administered by the Compensation Committee (the "Plan Administrator"), who shall have the authority to interpret the Plan and to adopt procedures for implementing the Plan.

        4.        Payment of Fixed and Variable Fees.

(a) Payment of Fixed Fee. The Fixed Fees shall be paid (i) in cash, (ii) to a Current Stock Purchase Account, (iii) to a Deferred Cash Investment Account, or (iv) to a Deferred Stock Account, in accordance with each Eligible Director’s Payment Election.

(b) Payment of Variable Fee. The Variable Fees, if any, shall be paid to either (i) a Current Stock Purchase Account, or (ii) a Deferred Stock Account, in accordance with each Eligible Director’s Payment Election.

        5.        FNBH Common Stock. The shares of stock subject to purchase or the equivalent to be credited to an Eligible Director's account under the Plan shall be the shares of FNBH's common stock (the "FNBH Common Stock"). Shares issued and delivered to Eligible Directors under the Plan may be either newly issued shares or shares purchased by FNBH and reissued. Subject to adjustment as described below, the maximum number of shares of Common Stock that may be purchased or credited under the Plan is 50,000. If FNBH shall at any time increase or decrease the number of its outstanding shares of FNBH Common Stock or change in any way the rights and privileges of such shares by means of the payment of a stock dividend or any other distribution upon such shares payable in FNBH Common Stock, or through a stock split, subdivision, consolidation, combination, reclassification, or recapitalization involving the FNBH Common Stock, or in case of the merger or consolidation of FNBH with or into another organization, then, in any such event, the numbers, rights and privileges of the shares issuable or credited under the Plan shall be increased, decreased or changed in like manner as if such shares had been issued and outstanding, fully paid, and nonassessable at the time of such occurrence.

        6.        Payment Election. An Eligible Director shall file with the Plan Administrator a Payment Election not later than December 31 of the year preceding the calendar year with respect to which the payment of Plan Fees for the following calendar year. Once filed, the Payment Election shall continue to be effective (i) until the director ceases to be an Eligible Director, or (ii) until he or she files a subsequent Payment Election revising any of the terms of the last election filed. Termination of participation shall be effective immediately at the time a director ceases to be an Eligible Director. Changes in Payment Elections shall be effective with respect to calendar years commencing after the calendar year in which the change in Payment Election notice is given. All Payment Elections must be made in compliance with Section 16 of the Securities Exchange Act of 1934, as amended ("Exchange Act") and the rules and regulations promulgated thereunder.

        7.        Contents of Payment Election. A Payment Election shall be made on a form prescribed by the Plan Administrator. The Payment Election shall indicate the following: (i) the Eligible Director's Plan Fees; (ii) one of the following three accounts to which the director wishes to have his or her Plan Fees credited or to receive cash, [provided that the Variable Fees may be credited only to (a) or (c) below]: (a) the Current Stock Purchase Account, (b) the Deferred Cash Investment Account, or (c) the Deferred Stock Account; (iii) the name or names of the Eligible Director's beneficiary or beneficiaries; and (iv) if the Eligible Director elects the Deferred Stock Account or the Deferred Cash Investment Account, whether distributions are to be in a lump sum or in installments.

        8.        Credits to Account.

(a) Fixed Fees. On the last day of each calendar quarter (the “Fixed Credit Date”), an Eligible Director shall receive a credit to his or her account under the Plan in an amount equal to that director’s Fixed Fees earned during that quarter (the “Credited Fixed Amount”).
(b) Variable Fees. Following the final determination of the Annual Bonus Percentage, as defined in Section 1 above (the “Variable Credit Date”), an Eligible Director shall receive a credit to his or her account under the Plan in an amount equal to that determined under Section 1(b) above (the “Credited Variable Amount”).

Transfers are not permitted between accounts.

        9.        Current Stock Purchase Account. If an Eligible Director has in effect on a Fixed Credit Date or a Variable Credit Date, a Payment Election specifying the Current Stock Purchase Account, on that Fixed Credit Date and/or Variable Credit Date, as the case may be, the Credited Fixed Amount and/or Credited Variable Amount will be credited to a Current Stock Purchase Account for the benefit of the Eligible Director and will be used, together with any other cash credited to the account, to acquire directly from FNBH, at a price per share equal to Fair Market Value on the Fixed Credit Date and/or Variable Credit Date, as the case may be, as many whole shares of FNBH Common Stock as possible using the funds credited to the Current Stock Purchase Account of that Eligible Director. Any Credited Amount remaining in an Eligible Director's account will be carried forward for investment under the terms of the Plan at the next Fixed Credit Date and/or Credited Variable Amount, as the case may be, unless an Eligible Director shall have terminated his or her participation in the Plan in which case such cash balance will be distributed to the terminated Eligible Director.

        10.        Credits to Deferred Cash Investment Account. If an Eligible Director has in effect on a Credit Date a Payment Election specifying the Deferred Cash Investment Account, on that Fixed Credit Date, the Credited Fixed Amount will be credited to a Deferred Cash Investment Account for the benefit of the Eligible Director. In addition, an "Appreciation Factor" (as herein defined) will be credited on the Fixed Credit Date to the account as to all funds that were credited to the account for the entire quarter that ends on the Fixed Credit Date just as if such funds had been invested during the quarter and earning at the rate of the applicable Appreciation Factor. Initially, the Appreciation Factor available under the Plan will be a rate of interest equal to the rate of interest paid by First National Bank in Howell on its five (5) year certificates of deposit issued on the business day nearest the beginning of the quarter for which the Appreciation Factor is to be credited. The Appreciation Factor may be changed from time to time by resolution of the FNBH Board of Directors but it may not exceed the prime rate of interest charged by First National Bank in Howell.

        11.        Credits to Deferred Stock Account. If an Eligible Director has in effect on a Fixed Credit Date or a Variable Credit Date a Payment Election specifying the Deferred Stock Account, on that Fixed Credit Date and/or Variable Credit Date, as the case may be, the Credited Fixed Amount and/or Credited Variable Amount will be credited to the Deferred Stock Account for that Eligible Director and shall be converted into "FNBH Stock Units" which shall be equal in number to the number of shares (rounded to the nearest 100th of a share) determined by dividing the Credited Fixed Amount and/or the Credited Variable Amount by the Fair Market Value of a share of FNBH Common Stock on the Fixed Credit Date and/or Variable Credit Date, as the case may be. In addition, each time a dividend is paid on FNBH Common Stock, an Eligible Director shall receive a credit to his or her Deferred Stock Account. The amount of the dividend credit shall be a number of FNBH Stock Units equal to the number of shares (rounded to the nearest 100th of a share) determined by multiplying the dividend amount per share by the number of FNBH Stock Units credited to the Eligible Director's Deferred Stock Account as of the record date for the dividend and dividing the product by the Fair Market Value on the dividend payment date.

        12.        Distribution of Deferred Account Balances. No amount credited to an Eligible Director's Deferred Cash Investment Account or an Eligible Director's Deferred Stock Account shall be distributed prior to the termination of his or her service as an Eligible Director.

(a) Retirement-Deferred Cash Investment Account. If an Eligible Director retires from service as an Eligible Director, his or her Deferred Cash Investment Account shall be distributed to the director commencing as of January 15 of the year which occurs after the end of the year in which the director retired from service as an Eligible Director. Distribution of the Deferred Cash Investment Account may be made in a lump sum, in five (5) annual installments or ten (10) annual installments, payable as of January 15 of each year during the distribution period, consistent with the director’s first filed Payment Election, unless the Plan Administrator, in its sole discretion, approves of a different distribution schedule requested by the director in a later filed Payment Election. A retired director’s Deferred Cash Investment Account balance during any distribution period shall continue to be adjusted by an Appreciation Factor just as if the director had not retired. After adjusting the retired director’s Deferred Cash Investment Account by the Appreciation Factor each year, the account balance will be divided by the number of annual installments yet to be paid or distributed to the retired director and the quotient will be the distribution to be made to the retired director at that time.

(b) Retirement-Deferred Stock Account - Lump Sum Distribution. Unless an Eligible Director has elected pursuant to his or her Payment Election to receive payment of his or her Deferred Stock Account in installments, FNBH Stock Units credited to the director’s Deferred Stock Account shall be payable in whole shares of FNBH Common Stock (the “Shares”), together with cash in lieu of a fractional share, on January 15 of the year which occurs after the end of the fiscal year in which the director retired from service as an Eligible Director. Amounts distributed in cash, in lieu of fractional shares shall be determined based upon the Fair Market Value of FNBH Common Stock on the day immediately preceding the date of payment.

(c) Retirement-Deferred Stock Account-Installment Distribution. If an Eligible Director has elected pursuant to his or her Payment Election to have his or her Deferred Stock Account paid in five (5) or ten (10) annual installments, as of January 15 following the year in which the director retired from service as an Eligible Director, the number of Shares to be paid shall be determined initially by dividing the number of FNBH Stock Units in the Deferred Stock Account by the number of installment payments to be paid (five or ten), rounded to the nearest number of whole Shares; each subsequent installment payment shall be determined by dividing the number of remaining FNBH Stock Units in the Deferred Stock Account by the number of installments remaining to be paid and rounding to the nearest number of Shares.

(d) Termination Other Than Retirement. If an Eligible Director’s service as an Eligible Director terminates because of his or her death or for any other reason, other than retirement, or if a retired director dies following his or her retirement while receiving distributions pursuant to this Plan, the director’s entire account balance shall be distributed as of January 15 of the year following the year in which the director died or his or her services as an Eligible Director otherwise terminated, provided, however, if this period is less than one (1) year, the Plan Administrator, in its discretion, may extend the time for final distribution up to a period of twelve (12) months following the director’s death or other termination of service.

(e) Distributions to Beneficiaries. Each Eligible Director shall have the right to designate a beneficiary or beneficiaries to succeed to the right to receive distributions of the Eligible Director’s account maintained under this Plan in the event of an Eligible Director’s death. If an Eligible Director fails to designate a beneficiary, or if the designated beneficiary dies without a contingent beneficiary being designated, distribution of the director’s account shall be made to the director’s estate. No designation of a beneficiary shall be valid unless in writing signed by the director, dated and filed with the Plan Administrator. Designated beneficiaries may be changed from time to time without consent of any prior beneficiaries upon filing the beneficiary portion of the Payment Election form with the Plan Administrator.

        13.        Nonassignability. No right to receive payments under this Plan nor any shares of FNBH Common Stock credited to a director's Current Stock Purchase or Deferred Stock Account shall be assignable or transferable by a director other than by will or the laws of descent and distribution. The designation of a beneficiary by a director under this Plan does not constitute a transfer.

        14.        Unfunded Plan. It is intended that this Plan constitute an "unfunded plan" with respect to the Deferred Cash Investment Accounts and the Deferred Stock Accounts of the Eligible Directors. FNBH may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan as long as FNBH determines that the existence of such trusts or other arrangements is consistent with the "unfunded" status of the Plan. Any liability of FNBH to any person with respect to any of the accounts established under the Plan shall be based solely upon contractual obligations that may be created pursuant to the Plan. No such obligation of FNBH shall be deemed to be secured by any pledge of, or other encumbrance on, any property of FNBH. Benefits payable under this Plan shall be an unsecured obligation of FNBH, and to the extent that any person acquires a right to receive payments or distributions from FNBH under the Plan, such right will be no greater than of any unsecured general creditor of FNBH.

        15.        Trust For Deferred Stock Account. If FNBH so chooses, it may, as to credits to the Deferred Stock Accounts, make contributions in cash or in shares of FNBH Common Stock to a trust. Any cash contributions shall be used by the trustee to purchase shares of FNBH Common Stock within ten (10) business days after the deposit of the funds. The purchase of shares may be made by the trustee in brokerage transactions or by private purchase, including purchase from FNBH. All shares held by the trust shall be held in the name of the trustee. All FNBH Common Stock or cash held in a trust shall be held on a commingled basis and shall be subject to the claims of general creditors of FNBH. All FNBH Common Stock held in any such trust shall be voted by the trustee in its discretion.

        16.        Fair Market Value Defined. The term "Fair Market Value" as used in this Plan shall mean as long as the Common Stock is not actively traded in any recognized market, the average price per share at which shares of Common Stock were bought and sold during the three (3) preceding months, in transactions known to management of FNBH involving 100 or more shares between purchasers and sellers none of whom are directors or officers of FNBH or any Subsidiary. If the shares of Common Stock are actively traded in any recognized market, the "Fair Market Value" as used in the Plan shall mean the average of the last reported sales price of Common Stock as of the close of business for each of the last twenty (20) trading days ending the day immediately preceding the day as of which "Fair Market Value" is to be determined.

        17.        Retirement Defined. As used in this Plan, the terms "retirement" and "retire" shall mean voluntary or involuntary resignation, termination of service based upon attainment of a mandatory retirement age or termination of service as a result of not being reelected.

        18.        Rules of Construction. Headings are given to the sections of the Plan solely as a convenience to facilitate reference. The reference to any statute, regulation or provision of law shall be construed to refer to any amendment to or successor of such provision of law. The Plan shall be construed and interpreted in accordance with Michigan law. The Plan is intended to be construed so that participation in the Plan will be exempt from Section 16(b) of the Exchange Act pursuant to regulations and interpretations issued from time to time by the Securities and Exchange Commission.

        19.        Withholding. No later than the date as of which an amount first becomes includable in the gross income of a director for federal income tax purposes with respect to any participation under the Plan, the director shall pay to FNBH, or make arrangements satisfactory to FNBH regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount.

        20.        Regulatory Restrictions. All certificates for shares of FNBH Common Stock or other securities delivered under the Plan shall be subject to such stock transfer orders and other restrictions as FNBH may deem advisable under the rules, regulations and other requirements of FNBH, any stock exchange or stock market upon which the FNBH Common Stock is then listed or traded and any applicable Federal, state or foreign securities law, and FNBH may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.

        21.        Amendment and Termination. The FNBH Board of Directors may at any time terminate, suspend or amend this Plan. However, no such action shall be taken with respect to Plan Fees credited to the account of an Eligible Director under this Plan prior to the time of the action unless the FNBH Board of Directors determines that the action would not be materially adverse to the directors in the Plan. In addition, no amendment may become effective until shareholder approval is obtained if the amendment (i) except as expressly provided in the Plan, increases the aggregate number of shares of FNBH Common Stock that are subject to the Plan, (ii) materially increases the benefits accruing to directors under the Plan, (iii) modifies the eligibility requirements for participation in the Plan, or (iv) requires approval by FNBH's shareholders under Section 16 of the Exchange Act or the rules or regulations promulgated thereunder.

APPENDIX III

        FNBH Bancorp, Inc. is a one bank holding company, which owns all of the outstanding capital stock of First National Bank in Howell (the "Bank). The Corporation was formed in 1988 for the purpose of acquiring all of the stock of the Bank in a shareholder approved reorganization, which became effective May 1989. The Bank was originally organized in 1934 as a national banking association. The Bank serves primarily four communities, Howell, Brighton, Hartland, and Fowlerville, all of which are located in Livingston County, Michigan.

FNBH BANCORP, INC. AND SUBSIDIARIES

Consolidated Financial Statements

December 31, 2001 and 2000

FINANCIAL INFORMATION
FNBH BANCORP, INC., AND SUBSIDIARIES

Independent Auditors’ Report

The Board of Directors and Stockholders
FNBH Bancorp, Inc.:

We have audited the consolidated balance sheets of FNBH Bancorp, Inc. and subsidiaries (Corporation) as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FNBH Bancorp, Inc. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

January 11, 2002

FNBH BANCORP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2001 and 2000

Assets                                                                                        2001                  2000

Cash and cash equivalents:
    Cash and due from banks                                                       $        18,335,732            17,501,547
    Short-term investments                                                                 16,307,263            25,743,118

               Total cash and cash equivalents                                             34,642,995            43,244,665

Certificates of deposit                                                                     5,917,000                    --
Investment securities held to maturity, net (fair value
    of $18,581,000 in 2001 and $19,218,000 in 2000)                                        17,978,980            18,886,677
Investment securities available for sale, at fair value                                    25,249,139            19,847,480
Mortgage-backed securities held to maturity, net (fair
    value of $78,000 in 2001 and $578,000 in 2000)                                             78,063               576,994
Mortgage-backed securities available for sale, at fair value                               12,682,581                    --

               Total investment and mortgage-backed securities                             55,988,763            39,311,151

Loans:
    Commercial                                                                            227,228,805           197,203,204
    Consumer                                                                               32,346,942            31,180,063
    Real estate mortgage                                                                   27,548,873            27,840,497

               Total loans                                                                287,124,620           256,223,764

    Less unearned income                                                                     (845,014)             (809,746)
    Less allowance for loan losses                                                         (5,667,906)           (5,193,263)

               Net loans                                                                  280,611,700           250,220,755

Bank premises and equipment, net                                                            9,106,648             8,238,743
Land held for sale, net                                                                     1,530,290             1,530,290
Accrued interest income and other assets                                                    5,181,098             5,817,824

               Total assets                                                       $       392,978,494           348,363,428

See accompanying notes to consolidated financial statements.

FNBH BANCORP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2001 and 2000

Liabilities and Stockholders' Equity                                                          2001                  2000

Deposits:
    Demand (non-interest bearing)                                                 $        62,938,059            55,252,490
    NOW                                                                                    39,566,687            34,637,247
    Savings and money market accounts                                                     114,919,743            98,887,217
    Time                                                                                  134,244,261           121,436,864

               Total deposits                                                             351,668,750           310,213,818

Other borrowings                                                                            5,792,911             6,000,000
Accrued interest, taxes, and other liabilities                                              3,113,030             3,262,975

               Total liabilities                                                          360,574,691           319,476,793

Commitments and contingencies

Stockholders' equity:
    Common stock, $0 par value. Authorized 4,200,000
       shares; 1,573,375 shares issued and outstanding
       at December 31, 2001 and 1,567,748 shares issued
       and outstanding at December 31, 2000                                                 5,246,770             5,025,476
    Retained earnings                                                                      27,361,215            24,027,158
    Unearned management retention plan                                                       (231,143)             (183,188)
    Accumulated other comprehensive income                                                     26,961                17,189

               Total stockholders' equity                                                  32,403,803            28,886,635

               Total liabilities and stockholders' equity                         $       392,978,494           348,363,428

FNBH BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Income

Years Ended December 31, 2001, 2000 and 1999

                                                                           2001                2000                1999

Interest and dividend income:
    Interest and fees on loans                                   $      24,018,140          23,254,289          18,725,205
    Interest and dividends on investment and
      mortgage-backed securities:
    U.S. Treasury securities                                               517,042           1,159,774             999,431
    Obligations of other U.S. Government agencies                          650,606             376,491             461,654
    Obligations of state and political subdivisions                        904,026             913,065             838,532
    Other securities                                                       204,340              67,717              64,975
    Interest on certificates of deposit and other bank deposits             30,300                  --                  --
    Interest on short-term investments                                     770,588             275,656             507,499

    Total interest and dividend income                                  27,095,042          26,046,992          21,597,296
Interest expense:
    Interest on deposits                                                10,435,255           9,592,538           7,961,603
    Interest on other borrowings                                           425,859             449,272               5,283

    Total interest expense                                              10,861,114          10,041,810           7,966,886

    Net interest income                                                 16,233,928          16,005,182          13,630,410
Provision for loan losses                                                  900,000           1,200,000             840,000

    Net interest income after provision
      for loan losses                                                   15,333,928          14,805,182          12,790,410

Non-interest income:
    Service charges and other fee income                                 2,642,886           2,322,591           1,762,678
    Trust income                                                           176,729             192,568             143,707
    Gain on sale of loans                                                  228,111              74,354              43,262
    Other                                                                   71,989              14,377              65,456

    Total non-interest income                                            3,119,715           2,603,890           2,015,103

FNBH BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Income

Years Ended December 31, 2001, 2000 and 1999

                                                                           2001                2000                1999

Non-interest expenses:
    Salaries and employee benefits                               $       5,955,251           5,441,548           4,832,475
    Net occupancy expense                                                  776,503             773,865             689,777
    Equipment expense                                                      830,322             885,036             741,580
    Professional and service fees                                          846,548             456,723             460,742
    Printing and supplies                                                  255,892             239,059             335,574
    Michigan Single Business Tax                                           264,300             262,200             164,600
    Provision for real estate losses                                            --             155,000             300,000
    Other                                                                2,131,915           1,975,133           2,018,447

              Total non-interest expenses                               11,060,731          10,188,564           9,543,195

              Income before Federal income taxes                         7,392,912           7,220,508           5,262,318

Federal income taxes                                                     2,173,300           2,115,000           1,547,000

              Net income                                         $       5,219,612           5,105,508           3,715,318

Basic and diluted net income per share                           $            3.32                3.26                2.38

Cash dividends per share                                         $            1.20                1.15                1.10

See accompanying notes to consolidated financial statements.

FNBH BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders' Equity and Comprehensive Income

Years Ended December 31, 2001, 2000 and 1999

                                                                                  Unearned        Accumulated
                                                                                 management          other
                                                     Common       Retained       retention       comprehensive
                                                     stock        earnings          plan         income (loss)     Total

Balances at December 31, 1998                   $    4,821,775    18,728,787        (66,220)          12,191    23,496,533

Issued 2,435 shares for management
   retention plan                                       97,400            --        (97,400)              --            --
Issued 3 shares for employee awards                        105            --             --               --           105
Amortization of management retention plan                   --            --         24,023               --        24,023

Comprehensive income:
   Net income                                               --     3,715,318             --               --     3,715,318
   Changes in unrealized gain (loss) on securities
   available for sale, net of tax                           --            --             --         (203,585)     (203,585)

   Total comprehensive income                                                                            3,511,733

Cash dividends ($1.10 per share)                            --    (1,720,748)            --               --    (1,720,748)

Balances at December 31, 1999                        4,919,280    20,723,357       (139,597)        (191,394)   25,311,646

Issued 2,545 shares for management
   retention plan                                      106,890            --       (106,890)              --            --
Retired 337 shares from management
   retention plan                                      (12,725)           --         12,725               --            --
Issued 337 shares for employee stock
   purchase plan                                        12,031            --             --               --        12,031
Amortization of management retention
   plan                                                     --            --         50,574               --        50,574

Comprehensive income:
   Net income                                               --     5,105,508             --               --     5,105,508
   Changes in unrealized gain (loss) on securities
   available for sale, net of tax                           --            --             --          208,583       208,583

   Total comprehensive income                                                                                    5,314,091

Cash dividends ($1.15 per share)                            --    (1,801,707)            --               --    (1,801,707)

Balances at December 31, 2000                        5,025,476    24,027,158       (183,188)          17,189    28,886,635

Issued 3,219 shares for management
   retention plan                                      135,198            --       (135,198)              --            --
Retired 395 shares from management
   retention plan                                      (16,450)           --         16,450               --            --
Issued 2,803 shares for employee stock
   purchase plan                                       102,546            --             --               --       102,546
Amortization of management retention
   plan                                                     --            --         70,793               --        70,793

Comprehensive income:
   Net income                                               --     5,219,612             --               --     5,219,612
   Changes in unrealized gain on securities
   available for sale, net of tax                           --            --             --            9,772         9,772

   Total comprehensive income                                                                                    5,229,384

Cash dividends ($1.20 per share)                            --    (1,885,555)            --               --    (1,885,555)

Balances at December 31, 2001                   $    5,246,770    27,361,215       (231,143)          26,961    32,403,803

See accompanying notes to consolidated financial statements.

FNBH BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years Ended December 31, 2001, 2000 and 1999

                                                                          2001                 2000                1999

Cash flows from operating activities:
    Net income                                                $         5,219,612            5,105,508           3,715,318
    Adjustments to reconcile net income to net cash
       provided by operating activities:
         Provision for loan losses                                        900,000            1,200,000             840,000
         Depreciation and amortization                                    863,911              912,832             760,047
         Deferred Federal income tax benefit                              (89,400)            (337,000)           (235,600)
         Net amortization on investment securities                         68,024               20,635              88,233
         Earned portion of management retention
            plan                                                           70,793               50,574              24,023
         Loss on disposal of equipment                                        554               80,800              18,358
         Gain on sale of loans                                           (228,111)             (74,354)            (43,262)
         Proceeds from sale of loans                                   16,869,945            9,336,943          16,044,643
         Origination of loans held for sale                           (17,945,804)          (9,470,567)        (16,080,472)
         Provision for real estate losses                                      --              155,000             300,000
         (Increase) decrease in accrued interest income
            and other assets                                              726,126             (237,044)           (109,238)
         Increase (decrease) in accrued interest, taxes,
            and other liabilities                                        (155,045)           1,238,554             (30,241)

              Net cash provided by operating activities                 6,300,605            7,981,881           5,291,809

Cash flows from investing activities:
    Purchases of available-for-sale securities                        (33,024,189)         (10,982,824)        (17,157,030)
    Proceeds from maturities of available-for-sale
       securities                                                      14,000,000           24,000,000           3,000,000
    Repayments from mortgage-backed securities
       available for sale                                                 901,553                   --                  --
    Purchases of held-to-maturity securities                                   --           (2,496,204)         (2,919,503)
    Proceeds from maturities and calls of held-to-
       maturity securities                                                892,000              605,000           4,268,000
    Repayments from mortgage-backed securities
       held to maturity                                                   499,872              455,981             460,169
    Purchases of certificates of deposit                               (5,917,000)                  --                  --
    Purchase of loans                                                  (1,192,540)          (2,325,000)                 --
    Net increase in loans                                             (28,794,435)         (43,419,426)        (25,181,161)
    Capital expenditures                                               (1,732,370)            (222,714)         (2,498,605)

              Net cash used in investing activities                   (54,367,109)         (34,385,187)        (40,028,130)

FNBH BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years Ended December 31, 2001, 2000 and 1999

                                                                            2001                2000                1999

Cash flows from financing activities:
    Net increase in deposits                                     $       41,454,932          41,023,365          29,633,689
    Increase in borrowings                                                       --           6,000,000                  --
    Payments on other borrowings                                           (207,089)                 --                  --
    Dividends paid                                                       (1,885,555)         (1,801,707)         (1,720,748)
    Shares issued for employee purchase plan                                102,546              12,031                  --

              Net cash provided by financing
              activities                                                 39,464,834          45,233,689          27,912,941
              Net increase (decrease) in cash and
              cash equivalents                                           (8,601,670)         18,830,383          (6,823,380)

Cash and cash equivalents at beginning of year                           43,244,665          24,414,282          31,238,662

Cash and cash equivalents at end of year                         $       34,642,995          43,244,665          24,415,282

Supplemental disclosures:
    Interest paid                                                $       11,064,961           9,703,333           7,904,981
    Federal income taxes paid                                             2,357,000           2,208,000           1,607,000

    Supplemental schedule of noncash investing
    and financing activities:
    Loans transferred to other real estate                                       --             649,203             900,000
    Loans charged off                                                       517,165             608,520             485,657

See accompanying notes to consolidated financial statements.

FNBH BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2001, 2000, and 1999

(1)	Summary of Significant Accounting Policies
(a)	Principles of Consolidation

The consolidated financial statements include the accounts of FNBH Bancorp, Inc. and its wholly owned subsidiaries, First National Bank in Howell and H.B. Realty Co. All significant intercompany balances and transactions have been eliminated.

First National Bank in Howell (Bank) is a full-service bank offering a wide range of commercial and personal banking services. These services include checking accounts, savings accounts, certificates of deposit, commercial loans, real estate loans, installment loans, collections, traveler’s checks, night depository, safe deposit box, U.S. Savings Bonds, and trust services. The Bank serves primarily four communities – Howell, Brighton, Hartland, and Fowlerville – all of which are located in Livingston County, Michigan.

H.B. Realty Co. was established on November 26, 1997 to purchase land for a future branch site of the Bank and to hold title to other Bank real estate when it is considered prudent to do so.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The accounting and reporting policies of FNBH Bancorp, Inc. and subsidiaries (Corporation) conform to accounting principles generally accepted in the United States of America and to general practice within the banking industry. The following is a description of the more significant of these policies.

(b)	Certificates of Deposit

Brokered certificates of deposit are purchased periodically from other financial institutions in denominations of less than $100,000. These investments are fully insured by the FDIC. Brokered CDs are not marketable, and there is a penalty for early withdrawal.

(c)	Investment and Mortgage-backed Securities

Investment securities held to maturity are those securities which management has the ability and positive intent to hold to maturity. Investment securities held to maturity are stated at cost, adjusted for amortization of premium and accretion of discount.

Investment securities that fail to meet the ability and positive-intent criteria are accounted for as securities available for sale and stated at fair value, with unrealized gains and losses, net of income taxes, reported as a separate component of other comprehensive income until realized.

Trading account securities are carried at fair value. Realized and unrealized gains or losses on trading securities are included in non-interest income.

Gains or losses on the sale of securities are computed based on the adjusted cost of the specific security.

-29-	(Continued)

FNBH BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2001, 2000, and 1999

(d)	Loans

Loans are stated at their principal amount outstanding, net of an allowance for loan losses and unearned discount. Interest on loans is accrued daily based on the outstanding principal balance. Loan origination fees and certain direct loan origination costs are deferred and recognized over the lives of the related loans as an adjustment of the yield. Mortgage loans held for sale are carried at the lower of cost or market, determined on a net aggregate basis. Market is determined on the basis of delivery prices in the secondary mortgage market. When loans are sold, gains and losses are recognized based on the specific identification method.

The Bank originates mortgage loans for sale to the secondary market and sells the loans with servicing retained.

The total cost of mortgage loans originated with the intent to sell is allocated between the loan servicing right and the mortgage loan without servicing, based on their relative fair value at the date of origination. The capitalized cost of loan servicing rights is amortized in proportion to, and over the period of, estimated net future servicing revenue.

Mortgage servicing rights are periodically evaluated for impairment. For purposes of measuring impairment, mortgage servicing rights are stratified based on predominant risk characteristics of the underlying serviced loans. These risk characteristics include loan type, term, year originated, and note rate. Impairment represents the excess of cost of an individual mortgage servicing rights stratum over its fair value and is recognized through a valuation allowance.

Fair values for individual strata are based on quoted market prices for comparable transactions, if available, or estimated fair value. Estimates of fair value include assumptions about prepayment, default and interest rates, and other factors which are subject to change over time. Changes in these underlying assumptions could cause the fair value of mortgage servicing rights, and the related valuation allowance, to change significantly in the future.

(e)	Allowance for Loan Losses

The allowance for loan losses is based on management’s periodic evaluation of the loan portfolio and reflects an amount that, in management’s opinion, is adequate to absorb probable losses in the existing portfolio. In evaluating the portfolio, management takes into consideration numerous factors, including current economic conditions, prior loan loss experience, nonperforming loan levels, the composition of the loan portfolio, and management’s evaluation of the collectibility of specific loans, which includes analysis of the value of the underlying collateral. Although the Bank evaluates the adequacy of the allowance for loan losses based on information known to management at a given time, various regulatory agencies, as part of their normal examination process, may require future additions to the allowance for loan losses.

Impaired loans have been identified in accordance with provisions of Statement of Financial Accounting Standards (SFAS) No. 114. The Bank considers a loan to be impaired when it is probable that it will be unable to collect all or part of amounts due according to the contractual terms of the loan agreement. Impaired loans are measured based on the present value of expected cash flows discounted at the loan’s effective interest rate or, as a practical expedient, at a loan’s observable market price, or the fair value of the collateral if the loan is collateral dependent.

-30-	(Continued)

FNBH BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2001, 2000, and 1999

(f)	Nonperforming Assets

The Bank charges off all or part of loans when amounts are deemed to be uncollectible, although collection efforts may continue and future recoveries may occur.

Nonperforming assets are comprised of loans for which the accrual of interest has been discontinued, loans for which the terms have been renegotiated to less than market rates due to a serious weakening of the borrower’s financial condition, loans 90 days past due and still accruing, and other real estate, which has been acquired primarily through foreclosure and is awaiting disposition.

Loans are generally placed on a nonaccrual basis when principal or interest is past due 90 days or more and when, in the opinion of management, full collection of principal and interest is unlikely. At the time a loan is placed on nonaccrual status, interest previously accrued but not yet collected is charged against current income. Income on such loans is then recognized only to the extent that cash is received and where future collection of principal is probable.

Interest income on impaired loans is accrued based on the principal amounts outstanding. The accrual of interest is discontinued when an impaired loan becomes 90 days past due. The Bank utilized the “fair value of collateral” method to measure impairment, as virtually all of the loans considered to be impaired are commercial mortgage loans.

(g)	Real Estate

Other real estate owned at the time of foreclosure is recorded at the lower of the Bank’s cost of acquisition or the asset’s fair market value, net of disposal cost, which becomes the property’s new basis. Any write-downs at date of acquisition are charged to the allowance for loan losses. Expenses incurred in maintaining assets and subsequent write-downs to reflect declines in value are charged to other expense.

Real estate held for sale is recorded at the lower of carrying amount or estimated fair value less estimated disposal costs. Subsequent declines in estimated fair value and/or disposal costs are recorded as a component of non-interest expense.

(h)	Bank Premises and Equipment

Bank premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization, computed on the straight-line method, are charged to operations over the estimated useful lives of the assets.

(i)	Federal Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

-31-	(Continued)

FNBH BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2001, 2000, and 1999

	(j)	Statements of Cash Flows For purposes of reporting cash flows, cash equivalents include amounts due from banks and federal funds sold and other short-term investments.
(k)	Comprehensive Income

SFAS No. 130, Reporting Comprehensive Income, established standards for the reporting and display of comprehensive income and its components (such as changes in unrealized gains and losses on securities available for sale) in a financial statement that is displayed with the same prominence as other financial statements. In accordance with the adoption of SFAS No. 130, the Bank reports comprehensive income within the statement of stockholders’ equity. Comprehensive income includes net income and any changes in equity from non-owner sources that bypass the income statement.

	(l)	Earnings Per Share Earnings per share of common stock are based on the weighted average number of common shares outstanding during the year.
(2)	Certificates of Deposit At December 31, 2001, the scheduled maturities of brokered certificates were:
      Maturing in 2002                                                        $         2,037,000
      Maturing in 2003                                                                  2,425,000
      Maturing in 2004                                                                  1,455,000

                                                                              $         5,917,000

-32-	(Continued)

FNBH BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2001, 2000, and 1999

(3)	Investment and Mortgage-backed Securities A summary of the amortized cost and approximate fair value of investment and mortgage-backed securities at December 31, 2001 follows:

                                                Held to maturity                             Available for sale
                                        Amortized           Approximate fair          Amortized          Approximate fair
                                           cost                  value                   cost                  value

      U.S. Treasury and agency
          securities             $                --                     --             11,490,119            11,588,517
      Obligations of states
          and political
          subdivisions                    17,978,980             18,581,000                     --                    --
      Corporate bonds                             --                     --             12,839,663            12,827,872
      Federal Reserve Bank
          stock                                   --                     --                 44,250                44,250
      Federal Home Loan Bank
          stock                                   --                     --                788,500               788,500
                                          17,978,980             18,581,000             25,162,532            25,249,139

      Mortgage-backed
          securities                          78,063                 78,000             12,728,327            12,682,581
                                 $        18,057,043             18,659,000             37,890,859            37,931,720
A summary of unrealized gains and losses on investment and mortgage-backed securities at December 31, 2001 follows:

                                                        Held to maturity                        Available for sale
                                                    Gross               Gross               Gross               Gross
                                                 unrealized          unrealized          unrealized           unrealized
                                                    gains              losses               gains               losses

      U.S. Treasury and agency securities   $                --                  --             106,494               8,096
      Obligations of states and political
          subdivisions                                  622,664              20,644                  --                  --
      Corporate bonds                                        --                  --              62,290              74,081
      Mortgage-backed securities                             --                  63              27,437              73,183
                                            $           622,664              20,707             196,221             155,360

-33-	(Continued)

FNBH BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2001, 2000, and 1999

The amortized cost and approximate fair value of investment and mortgage-backed securities at December 31, 2001, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                Held to maturity                             Available for sale
                                        Amortized           Approximate fair          Amortized          Approximate fair
                                           cost                  value                   cost                  value

      Due in one year or less    $           866,686                872,000              6,143,829             6,188,010
      Due after one year
          through five years               9,538,502              9,985,000             18,185,953            18,228,379
      Due after five years
          through ten years                7,573,792              7,724,000                     --                    --
                                          17,978,980             18,581,000             24,329,782            24,416,389

      Federal Reserve Bank
          stock                                   --                     --                 44,250                44,250
      Federal Home Loan Bank
          stock                                   --                     --                788,500               788,500
      Mortgage-backed
          securities                          78,063                 78,000             12,728,327            12,682,581
                                 $        18,057,043             18,659,000             37,890,859            37,931,720
The amortized cost and approximate fair value of investment securities of states (including all their political subdivisions) that individually exceeded 10% of stockholders’ equity at December 31, 2001 and 2000 are as follows:

                                                      2001                                          2000
                                        Amortized           Approximate fair          Amortized          Approximate fair
                                           cost                  value                   cost                  value
      State of Michigan          $        10,518,334             10,836,000             10,981,883            11,132,000
Investment securities, with an amortized cost of approximately $1,798,000 at December 31, 2001 and $1,800,600 at December 31, 2000, were pledged to secure public deposits and for other purposes as required or permitted by law.

-34-	(Continued)

FNBH BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2001, 2000, and 1999

A summary of the amortized cost and approximate fair value of investment and mortgage-backed securities at December 31, 2000 follows:

                                                Held to maturity                             Available for sale
                                        Amortized           Approximate fair          Amortized          Approximate fair
                                           cost                  value                   cost                  value

      U.S. Treasury and agency
          securities             $                --                     --             18,988,741            19,014,730
      Obligations of states
          and political
          subdivisions                    18,886,677             19,218,000                     --                    --
      Federal Reserve Bank
          stock                                   --                     --                 44,250                44,250
      Federal Home Loan Bank
          stock                                   --                     --                788,500               788,500
                                          18,886,677             19,218,000             19,821,491            19,847,480

      Mortgage-backed
          securities                         576,994                578,000                     --                    --
                                 $        19,463,671             19,796,000             19,821,491            19,847,480
A summary of unrealized gains and losses on investment and mortgage-backed securities at December 31, 2000 follows:

                                                        Held to maturity                        Available for sale
                                                    Gross               Gross               Gross               Gross
                                                 unrealized          unrealized          unrealized           unrealized
                                                    gains              losses               gains               losses

      U.S. Treasury and agency securities   $                --                  --              59,585              33,596
      Obligations of states and political
          subdivisions                                  377,574              45,976                  --                  --
      Mortgage-backed securities                          1,232                 501                  --                  --
                                            $           378,806              46,477              59,585              33,596
(4)	Loans

Loans on nonaccrual amounted to $2,636,000, $608,000, and $173,000 at December 31, 2001, 2000, and 1999, respectively. If these loans had continued to accrue interest in accordance with their original terms, approximately $220,000, $87,000, and $21,000 of interest income would have been recognized in 2001, 2000, and 1999, respectively. The Bank had no troubled-debt restructured loans at December 31, 2001 and 2000.

-35-	(Continued)

FNBH BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2001, 2000, and 1999

Details of past-due and nonperforming loans follow:

                                                        90 days past due
                                                       and still accruing                           Nonaccrual
                                                    2001                2000                2001                 2000

      Commercial and mortgage loans
          secured by real estate            $            73,000             164,000           2,212,000             387,000
      Consumer loans                                     31,000              22,000              60,000              28,000
      Commercial and other loans                        257,000              23,000             364,000             193,000
                                            $           361,000             209,000           2,636,000             608,000
Impaired loans totaled $8.7 million, $3.9 million, and $3.4 million at December 31, 2001, 2000, and 1999, respectively. Specific reserves relating to these loans were $1.6 million, $1.9 million, and $900,000 at December 31, 2001, 2000, and 1999, respectively. These reserves were calculated in accordance with SFAS No. 114.

Cash receipts received and recognized as income on impaired loans approximated $550,000, $306,000, and $313,000 for the years ended December 31, 2001, 2000, and 1999, respectively. Average impaired loans for the years ended December 31, 2001, 2000, and 1999 were approximately $6.8 million, $5.2 million, and $4.6 million, respectively.

Loans serviced for others were approximately $58.3 million, $53.4 million, and $49.5 million at December 31, 2001, 2000, and 1999, respectively.

The Bank capitalized $92,000, $27,000, and $79,000 in mortgage servicing rights and incurred approximately $52,000, $44,000, and $52,000 in related amortization expense during 2001, 2000, and 1999, respectively. At December 31, 2001 and 2000, these mortgage servicing rights had a book value of $234,000 and $195,000 and fair value of approximately $406,000 and $390,000, respectively. Mortgage loans with mortgage servicing rights capitalized totaled approximately $35.3 million at December 31, 2001 and $34 million at December 31, 2000. No valuation allowance for capitalized mortgage servicing rights was considered necessary as of December 31, 2001 and 2000.

Included in real estate loans at December 31, 2001 and 2000 were approximately $1,212,000 and $181,000, respectively, of fixed-rate mortgage loans held for sale.

The Bank’s primary market area is considered to be Livingston County, Michigan. The Bank is not dependent upon any single industry or business for its banking opportunities.

Certain directors and executive officers, including their immediate families and companies in which they are principal owners, were loan customers of the Bank during 2001 and 2000. Such loans were made in the ordinary course of business in accordance with the Bank’s normal lending policies, including the interest rate charged and collateralization, and do not represent more than a normal credit risk.

-36-	(Continued)

FNBH BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2001, 2000, and 1999

Loans to related parties are summarized below for the periods indicated:

                                                                     2001                   2000

      Balance at beginning of year                         $           496,000                798,000

      New loans and related parties                                  4,201,000                 24,000
      Loan repayments                                                  (39,000)              (326,000)
      Balance at end of year                               $         4,658,000                496,000
(5)	Allowance for Loan Losses The following represents a summary of the activity in the allowance for loan losses for the years ended December 31, 2001, 2000, and 1999:

                                                                     2001                   2000

      Balance at beginning of year                         $         5,193,263              4,483,283

      Provision charged to operations                                  900,000              1,200,000
      Loans charged off                                               (517,165)              (608,520)
      Recoveries of loans charged off                                   91,808                118,500
      Balance at end of year                               $         5,667,906              5,193,263
(6)	Bank Premises and Equipment A summary of bank premises and equipment, and related accumulated depreciation and amortization at December 31, 2001 and 2000 follows:

                                                                     2001                   2000

      Land and land improvements                           $         2,489,173              2,368,791
      Bank premises                                                  7,655,975              6,496,071
      Furniture and equipment                                        5,012,419              4,574,756
                                                                    15,157,567             13,439,618

      Less accumulated depreciation and amortization                (6,050,919)            (5,200,875)
                                                           $         9,106,648              8,238,743

-37-	(Continued)

FNBH BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2001, 2000, and 1999

(7)	Land Held for Sale

In 1997, the Bank purchased an option for $900,000 and, in 1998, exercised that option for approximately $3 million for a tract of land. Subsequent improvements to the land were made amounting to approximately $200,000.

During 1998, the Bank allocated approximately $800,000 of the carrying value of the property to land for a branch site. During 2000, one parcel of the property was sold. The remaining property is held for sale.

The Bank also reduced the carrying cost of the land held for sale by approximately $0, $155,000, and $300,000 during 2001, 2000, and 1999, respectively, to provide for estimated disposal costs and/or decline in estimated market value. These charges are included as a component of non-interest expense.

(8)	Time Certificates of Deposit At December 31, 2001, the scheduled maturities of time deposits with a remaining term of more than one year were:

       Year of maturity:
           2003                                                       $        13,058,870
           2004                                                                 4,536,216
           2005                                                                 4,409,885
           2006                                                                 1,944,335
           2007 and beyond                                                        428,132
                                                                      $        24,377,438
Included in time deposits are certificates of deposit in amounts of $100,000 or more. These certificates and their remaining maturities at December 31, 2001, 2000, and 1999 are as follows:

                                               2001                  2000                   1999

      Three months or less           $        21,009,465            12,583,794              5,436,960
      Three through six months                14,435,441             8,415,061              5,190,724
      Six through twelve months                5,355,211             4,954,522              6,731,297
      Over twelve months                       3,907,542             7,159,896              5,073,865
                                     $        44,707,659            33,113,273             22,432,846
Interest expense attributable to the above deposits amounted to approximately $2,209,000, $1,516,000, and $1,167,000 in 2001, 2000, and 1999, respectively.

-38-	(Continued)

FNBH BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2001, 2000, and 1999

(9)	Other Borrowings

The Bank has a borrowing capacity of approximately $18,000,000 with the Federal Home Loan Bank of Indianapolis (FHLB) and had FHLB advances outstanding of approximately $5,793,000 and $6,000,000 at December 31, 2001 and 2000, respectively. Variable- or fixed-rate advances are available with terms ranging from one day to ten years. An outstanding advance requires 125% collateral coverage by one-to-four family whole-mortgage loans. A summary of outstanding advances at December 31, 2001 follows:

                                          Weighted average
                 Maturity                  interest rate              Amount

      Fixed rate:
          Within one year                         7.29%      $           223,656
          Two years                               7.29                   241,547
          Three years                             7.29                   260,872
          Four years                              7.18                 3,281,742
          Five years                              7.29                   304,281
          Thereafter                              7.29                 1,480,813

                                                             $         5,792,911
(10)	Federal Income Taxes Federal income tax expense (benefit) consists of:

                                                                  2001                  2000                   1999

      Current                                           $         2,262,700             2,452,000              1,782,600
      Deferred                                                      (89,400)             (337,000)              (235,600)

                                                        $         2,173,300             2,115,000              1,547,000
Federal income tax expense differed from the amounts computed by applying the U.S. Federal income tax rate of 34% to pretax income as a result of the following:

                                                                  2001                  2000                   1999

      Computed "expected" tax expense                   $         2,513,600             2,455,000              1,789,200
      Increase (reduction) in tax resulting from:
          Tax-exempt interest and dividends, net                   (380,800)             (379,300)              (294,600)
          Other, net                                                 40,500                39,300                 52,400

                                                        $         2,173,300             2,115,000              1,547,000

-39-	(Continued)

FNBH BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2001, 2000, and 1999

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2001 and 2000 are presented below:

                                                                                        2001                   2000

      Deferred tax assets:
          Allowance for loan losses                                           $         1,792,300              1,630,700
          Deferred loan fees                                                                   --                 11,700
          Other                                                                           556,600                499,800

                    Total gross deferred tax assets                                     2,348,900              2,142,200

      Deferred tax liabilities:
          Deferred loan fees                                                              126,300                     --
          Unrealized gain on securities available for sale                                 13,900                  8,800
          Other                                                                           180,200                189,200

                    Total gross deferred tax liabilities                                  320,400                198,000

                    Net deferred tax asset                                    $         2,028,500              1,944,200
The deferred tax assets are subject to certain asset realization tests. Management believes no valuation allowance is required at December 31, 2001, due to the combination of potential recovery of tax previously paid and the reversal of certain deductible temporary differences.
(11)	Leases The Bank has a noncancelable operating lease that provides for renewal options. Future minimum lease payments under the noncancelable lease as of December 31, 2001 are as follows:

      Year ending December 31:
          2002                                                  $            39,250
          2003                                                               43,000
          2004                                                               43,000
          2005                                                               43,000
          2006                                                               43,000
          2007                                                               32,250

                                                                $           243,500
Rental expense charged to operations in 2001, 2000, and 1999 amounted to approximately $40,000, $41,000, and $42,000, respectively, including amounts paid under short-term, cancelable leases.

-40-	(Continued)

FNBH BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2001, 2000, and 1999

(12)	Pension Plan

The Bank sponsors a defined contribution money purchase thrift plan covering all employees 21 years of age or older who have completed one year of service as defined in the plan agreement. Contributions are equal to 5% of total employee earnings plus 50% of employee contributions (limited to 10% of their earnings), or the maximum amount permitted by the Internal Revenue Code. The pension plan expense of the Bank for 2001, 2000, and 1999 was approximately $302,000, $245,000, and $236,000, respectively.

(13)	Management Retention Plan

Restricted stock was awarded to key employees, beginning in 1998, providing for the immediate award of the Corporation’s stock, subject to a vesting period which takes place over five years. The awards are recorded at fair market value and amortized into salary expense over the vesting period. The amount of compensation costs related to restricted stock awards included in salary expense in 2001, 2000, and 1999 amounted to $70,793, $50,574, and $24,023, respectively.

(14)	Employees’ Stock Purchase Plan

The Employees’ Stock Purchase Plan allows eligible employees to purchase shares of common stock, no par value, of FNBH Bancorp, Inc. at a price less than market price under Section 423 of the Internal Revenue Code of 1986, as amended. Eligible employees must have been continuously employed for one year, must work at least 20 hours per week, and must work at least five months in a calendar year. The purchase price from each share of stock is 85% of fair market value of a share of stock on the purchase date.

(15)	Financial Instruments with Off-balance-sheet Risk

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments are loan commitments to extend credit and letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amounts recognized in the consolidated balance sheets.

The Bank’s exposure to credit loss in the event of the nonperformance by the other party to the financial instruments for loan commitments to extend credit and letters of credit is represented by the contractual amounts of these instruments. The Bank uses the same credit policies in making credit commitments as it does for on-balance-sheet loans.

Financial instruments whose contract amounts represent credit risk at December 31, 2001 and 2000 are as follows:

                                                               2001                   2000

      Fixed rate                                     $        12,400,000              6,600,000
      Variable rate                                           12,800,000             29,100,000

                    Total credit commitments         $        25,200,000             35,700,000

      Letters of credit                              $         2,380,000              2,030,000

-41-	(Continued)

FNBH BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2001, 2000, and 1999

Loan commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral held varies, but may include accounts receivable; inventory; property, plant, and equipment; residential real estate; and income-producing commercial properties. Market risk may arise if interest rates move adversely subsequent to the extension of commitments.

Letters of credit written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. All letters of credit are short-term guarantees of one year or less. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The Bank primarily holds real estate as collateral supporting those commitments for which collateral is deemed necessary. The extent of collateral held on those commitments at December 31, 2001 and 2000 is in excess of the committed amount.

(16)	Capital

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital classification is also subject to qualitative judgments by regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and Tier 1 capital (as defined) to average assets (as defined).

The most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution’s category.

-42-	(Continued)

FNBH BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2001, 2000, and 1999

The Bank’s actual capital amounts and ratios are also presented in the following table as of December 31, 2001 and 2000:

                                                                                                  To be well capitalized
                                                                    For capital adequacy          under prompt corrective
                                            Actual                        purposes                   action provisions
                                    Amount          Ratio          Amount          Ratio           Amount          Ratio

      As of December 31, 2001
          Total capital (to
            risk-weighted
            assets)            $  33,870,000       10.58%    $   25,597,000        =>8%      $   31,996,000       =>10%

          Tier 1 capital (to
            risk-weighted
            assets)               29,870,000        9.33%        12,798,000        =>4%          19,198,000        =>6%

          Tier 1 capital (to
            average assets)       29,870,000        7.90%        15,126,000        =>4%          18,907,500        =>5%

      As of December 31,
          2000:
          Total capital (to
            risk-weighted
            assets)               29,658,000       11.00%        21,572,000        =>8%          26,965,000       =>10%

          Tier 1 capital (to
            risk-weighted
            assets)               26,292,000        9.75%        10,786,000        =>4%          16,179,000        =>6%

          Tier 1 capital (to
            average assets)       26,292,000        8.02%        13,121,000        =>4%             16,401,000     =>5%
(17)	Net Income Per Common Share

Basic net income per common share is computed by dividing net income applicable to common stock by the weighted average number of shares of common stock outstanding during the period. Diluted net income per common share is computed by dividing net income applicable to common stock by the weighted average number of shares and potential common stock, such as stock options outstanding during the period, of which there were none.

                                                                                Year ended December 31
                                                                  2001                  2000                   1999

      Basic:
          Average shares outstanding                              1,570,559             1,566,390              1,563,996

      Net income                                        $         5,219,612             5,105,508              3,715,318

      Net income applicable to common stock             $         5,219,612             5,105,508              3,715,318

      Basic and diluted net income per share            $             3.32                  3.26                   2.38
(18)	Contingent Liabilities

The Bank is subject to various claims and legal proceedings arising out of the normal course of business, none of which, in the opinion of management, based on the advice of legal counsel, is expected to have a material effect on the Bank’s financial position or results of operations.

-43-	(Continued)

FNBH BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2001, 2000, and 1999

(19)	Fair Value of Financial Instruments

SFAS No. 107, Disclosures About Fair Value of Financial Instruments, requires disclosure of fair-value information about financial instruments for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair-value estimates cannot be substantiated by comparison to independent markets and, in many cases, cannot be realized in immediate settlement of the instrument.

Fair-value methods and assumptions for the Bank’s financial instruments are as follows:

Cash and Cash Equivalents – The carrying amounts reported in the consolidated balance sheet for cash federal funds and short-term investments sold reasonably approximate those assets’ fair values.

Investment and Mortgage-backed Securities – Fair values for investment and mortgage-backed securities are based on quoted market prices.

Loans – For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are generally based on carrying values. The fair value of fixed-rate loans is estimated by discounting future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

FHLB Advances – The fair value of FHLB advances is estimated based on quoted market prices.

Accrued Interest Income – The carrying amount of accrued interest income is a reasonable estimate of fair value.

Deposit Liabilities – The fair value of deposits with no stated maturity, such as demand deposit, savings, NOW, and money market accounts, is equal to the amount payable on demand. The fair value of certificates of deposit is estimated using rates currently offered for deposits with similar remaining maturities.

Accrued Interest Payable – The carrying amount of accrued interest payable is a reasonable estimate of fair value.

Off-balance-sheet Instruments – The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of commitments to extend credit, including letters of credit, are estimated to approximate their aggregate book balance.

-44-	(Continued)

FNBH BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2001, 2000, and 1999

The estimated fair values of the Bank’s financial instruments are as follows:

                                                            2001                                      2000
                                                Carrying                Fair              Carrying               Fair
              Financial Assets                    value                 value               value                value

      Cash and cash equivalents          $      34,643,000            34,600,000          43,245,000           43,200,000
      Certificates of deposit                    5,917,000             5,900,000                  --                   --
      Investment and mortgage-backed
          securities                            55,989,000            56,600,000          39,311,000           39,600,000
      Loans, net                               280,612,000           287,100,000         250,221,000          248,400,000
      Accrued interest income                    2,136,000             2,100,000           2,408,000            2,400,000

            Financial Liabilities

      Deposits:
          Demand                         $      62,938,000            62,900,000          55,252,000           55,300,000
          NOW                                   39,567,000            39,600,000          34,637,000           34,600,000
          Savings and money market
            accounts                           114,920,000           114,900,000          98,887,000           98,900,000
          Time                                 134,244,000           134,500,000         121,437,000          122,300,000
          FHLB advances                          5,793,000             6,800,000           6,000,000            6,300,000
          Accrued interest payable                 832,000               800,000             993,000            1,000,000
Limitations

Fair-value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discounts that could result from offering for sale at one time the Corporation’s entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Corporation’s financial instruments, fair-value estimates are based on judgments regarding future loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment, and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

(20)	Dividend Restrictions

On a parent company-only basis, the Corporation’s only source of funds is dividends paid by the Bank. The ability of the Bank to pay dividends is subject to limitations under various laws and regulations and to prudent and sound banking principles. The Bank may declare a dividend without the approval of the Office of Comptroller of the Currency (OCC) unless the total dividend in a calendar year exceeds the total of its net profits for the year combined with its retained profits of the two preceding years. Under these provisions, approximately $11.1 million was available for dividends on December 31, 2001 without the approval of the OCC.

-45-	(Continued)

FNBH BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2001, 2000, and 1999

(21)	Condensed Financial Information – Parent Company Only

The condensed balance sheets at December 31, 2001 and 2000, and the condensed statements of income and cash flows for the years ended December 31, 2001, 2000, and 1999, of FNBH Bancorp, Inc. follow:

                                                    Condensed Balance Sheets

                                                                                        2001                   2000

      Assets:
          Cash                                                                $            25,621                 31,920
          Investment in subsidiaries:
            First National Bank in Howell                                              29,897,166             26,309,256
            H.B. Realty Co.                                                             2,214,998              2,442,490
            Other assets                                                                  282,518                115,719

                                                                              $        32,420,303             28,899,385

      Liabilities and stockholders' equity:
          Other liabilities                                                   $            16,500                 12,750
          Stockholders' equity                                                         32,403,803             28,886,635

                    Total liabilities and stockholders' equity                $        32,420,303             28,899,385

                                                 Condensed Statements of Income

                                                                                Year ended December 31
                                                                  2001                  2000                   1999

      Operating income:
          Dividends from subsidiaries                   $         1,920,050             1,835,500              1,720,748

                    Total operating income                        1,920,050             1,835,500              1,720,748

      Operating expenses:
          administrative and other expenses                          33,084                33,697                 37,223

                    Total operating expenses                         33,084                33,697                 37,223

      Income before equity in undistributed net
          income of subsidiaries                                  1,886,966             1,801,803              1,683,525

      Equity in undistributed net income of
          subsidiaries                                            3,332,646             3,303,705              2,031,793

                    Net income                          $         5,219,612             5,105,508              3,715,318

-46-	(Continued)

FNBH BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2001, 2000, and 1999

                                               Condensed Statements of Cash Flows

                                                                                Year ended December 31
                                                                  2001                  2000                   1999

      Net income                                        $         5,219,612             5,105,508              3,715,318
      Adjustments to reconcile net income to net cash
          from operating activities:
            Increase in other assets                               (166,799)              (56,065)               (20,097)
            Increase in other liabilities                             3,750                 6,500                  6,250
            Equity in undistributed net income of
              subsidiaries                                       (3,332,646)           (3,303,705)            (2,031,793)

                    Total adjustments                            (3,495,695)           (3,353,270)            (2,045,640)

                    Net cash provided by operating
                      activities                                  1,723,917             1,752,238              1,669,678

      Cash flow from investing activities:
          investments in and advancements to
            subsidiary, net                                         (18,000)                   --                     --

                    Net cash used in investing
                      activities                                    (18,000)                   --                     --

      Cash flow from financing activities:
          Dividends paid                                         (1,885,555)           (1,801,707)            (1,720,748)
          Common stock issued                                       221,294               106,196                 97,505
          Change in management retention plan                       (47,955)              (43,591)               (73,377)

                    Net cash used in financing
                      activities                                 (1,712,216)           (1,739,102)            (1,696,620)

                    Net increase (decrease) in cash                  (6,299)               13,136                (26,942)

      Cash at beginning of year                                      31,920                18,784                 45,726

      Cash at end of year                               $            25,621                31,920                 18,784

-47-	(Continued)

FNBH BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2001, 2000, and 1999

(22)	Quarterly Financial Data – Unaudited The following table presents summarized quarterly data for each of the two years ended December 31:

                                                                       Quarters ended in 2001
                                             March 31               June 30           September 30           December 31

      Selected operations data:
          Interest income             $         6,971,194             6,792,817            6,776,549             6,554,482
          Net interest income                   4,067,727             3,999,923            4,031,538             4,134,740
          Provision for loan losses               300,000               300,000              290,000                10,000
          Income before income taxes            1,822,708             1,744,156            1,850,345             1,975,703
          Net income                            1,291,708             1,231,756            1,310,245             1,385,903

          Basic and diluted net
            income per share                        0.82                  0.79                 0.83                  0.88
          Cash dividends per share                  0.20                  0.20                 0.20                  0.60

                                                                       Quarters ended in 2000
                                             March 31               June 30           September 30           December 31

      Selected operations data:
          Interest income             $         5,853,715             6,302,364            6,797,141             7,093,772
          Net interest income                   3,603,459             3,925,697            4,189,862             4,286,164
          Provision for loan losses               300,000               300,000              300,000               300,000
          Income before income taxes            1,440,452             1,755,408            1,905,332             2,119,316
          Net income                            1,029,652             1,240,408            1,313,632             1,521,816

          Basic and diluted net
            income per share                        0.66                  0.79                 0.84                  0.97
          Cash dividends per share                  0.20                  0.20                 0.20                  0.55

-48-	(Continued)

FNBH BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2001, 2000, and 1999

(23)	Impact of New Accounting Standards

The Financial Accounting Standards Board (FASB) issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, in June 1998.
SFAS No. 133, which has been subsequently amended by SFAS No. 137 and SFAS No. 138, requires companies to record derivatives on the balance sheet as assets and liabilities, measured at fair value. The accounting for increases and decreases in the value of derivatives will depend upon the use of derivatives and whether the derivatives will qualify for hedge accounting. Management has evaluated the impact of SFAS No. 133 at December 31, 2001 and has concluded that the adoption of this Statement did not have a material effect on the Bank.

The FASB has adopted SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.

SFAS No. 140, which replaces SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, revises the standards for accounting for the securitization and other transfers of financial assets and collateral. SFAS No. 140 also requires certain disclosures, but carries over most of the provisions of SFAS No. 125.

This Statement is effective for transactions occurring after March 31, 2001, with earlier application not allowed, and is to be applied prospectively. The adoption of this Statement did not have a material impact on the Bank’s financial statements.

On June 29, 2001, the FASB approved for issuance SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets.

Under SFAS No. 141, all business combinations initiated after June 30, 2001 must be accounted for using the purchase method of accounting. With the adoption of SFAS No. 142, goodwill is no longer subject to amortization, but instead must be reviewed for impairment. The amortization of goodwill ceases upon adoption of SFAS No. 142, which is effective for fiscal years beginning after December 15, 2001. Management does not expect that these Statements will have an impact on the Bank’s results of operations.

Emerging Issues Task Force (EITF) Issue 99-20, Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interest in Securitized Financial Assets, was effective for the Bank’s quarter ended June 30, 2001. The adoption of EITF 99-20 did not have a material impact on the financial condition or operations of the Bank.

On October 3, 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-lived Assets. Statement No. 144 supersedes FASB Statement No. 121, Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to Be Disposed Of, but retains many of the fundamental provisions of that Statement.

-49-	(Continued)

FNBH BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2001, 2000, and 1999

Statement No. 144 also supersedes the accounting and reporting provisions of Accounting Principles Board (APB) Opinion No. 30, Reporting the Results of Operations – Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for the disposal of a segment of a business. However, it retains the requirement in Opinion 30 to report separately discontinued operations and extends that reporting to a component of an entity that either has been disposed of (by sale, abandonment, or in a distribution to owners) or is classified as held for sale. By broadening the presentation of discontinued operations to include more disposal transactions, the FASB has enhanced management’s ability to provide information that helps financial statement users to assess the effects of a disposal transaction on the ongoing operations of an entity.

Statement No. 144 is effective for fiscal years beginning after December 15, 2001 and interim periods within those fiscal years. Early application is encouraged. Management does not expect that the adoption of this Statement will have a significant impact on the Bank’s results of operations.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations

        This discussion provides information about the consolidated financial condition and results of operations of FNBH Bancorp, Inc. (“Company”) and its subsidiaries, First National Bank in Howell (“Bank”) and HB Realty Co., and should be read in conjunction with the Consolidated Financial Statements.

FINANCIAL CONDITION

        At year end 2001 total assets were $392,978,000 representing a 13% increase from the prior year when assets were $348,363,000. Investment securities increased $16.7 million (42%) to $55,989,000 while gross loans increased $30.9 million (12%) to $287,125,000. Deposits increased $41.5 million (13%) to $351,669,000. Stockholders’ equity increased $3.5 million (12%) to $32,404,000.

Securities
        During 2001, the composition of the securities portfolio changed as the Company’s Investment Policy was expanded to provide greater latitude in terms of acceptable investments. The changes to the policy were recommended by a consultant as part of an overall change to asset/liability management.

        With deposit growth outpacing loan growth throughout the year, and excess liquidity in the form of a large balance in Fed Funds at the end of 2000, the Company looked to improve the yield of the investment portfolio as it played a bigger role in generating interest income. Consequently, the Company stopped investing in U.S. Treasury securities instead buying some U.S. Agency bonds which produce a slightly better yield. Additionally investments were made in government agency mortgage backed pools, corporate bonds, and brokered certificates of deposit from other insured financial institutions. “Other” securities consist of equity holdings in the Federal Reserve Bank and the Federal Home Loan Bank.

        The following table shows the percentage makeup of the securities portfolio as of December 31:

                                                                             2001            2000
U.S. Treasury & agency securities..............................             20.6%           48.4%
Agency mortgage backed securities..............................             22.9%            1.5%
Tax exempt obligations of states and political subdivisions....             32.1%           48.0%
Corporate bonds................................................             22.9%              0%
Other..........................................................              1.5%            2.1%
      Total securities.........................................            100.0%          100.0%

Loans
        The loan personnel of the Bank are committed to making quality loans that produce a good rate of return for the Bank and also serve the community by providing funds for home purchases, business purposes, and consumer needs. The overall loan portfolio grew $30,900,000 (12%) in 2001.

        As a full service lender, the Bank offers a variety of home mortgage loan products. The Bank makes, and subsequently sells, fixed rate, long-term mortgages which conform to secondary market standards. This practice allows the Bank to meet the housing credit needs of its service area, while at the same time maintaining loan to deposit ratios and interest sensitivity and liquidity positions within Bank policy. The Bank retains servicing on sold mortgages thereby furthering the customer relationship and adding to servicing income. During 2001 the Bank sold $13,700,000 in residential mortgages.

        The Bank has also been able to service customers with loan needs which do not conform to secondary market requirements by offering variable rate products which are retained in the mortgage portfolio. While not meeting secondary market requirements, these nonconforming mortgages do meet bank loan guidelines and have a good payment record. During 2001 the Bank made approximately $7,200,000 in variable rate mortgage loans which it retained in the mortgage portfolio.

        The Bank experienced a significant amount of loan demand throughout 2001. Growth in Livingston County resulted in a need for financing commercial projects, some of which were for the construction of commercial buildings and some of which were for the development of residential subdivisions. Commercial loans ended the year at $227,229,000, a 15% increase for the year. Additionally, the Bank originated $3,100,000 in commercial loans which it sold in part or total to other banks due to legal lending limits. Consumer loans increased $1,200,000, or about 4%, from the preceding year.

        The following table reflects the makeup of the commercial and consumer loans in the Consolidated Financial Statements. Included in the residential first mortgage totals below are the “real estate mortgage” loans listed in the Consolidated Financial Statements and other loans to customers who pledge their homes as collateral for their borrowings. A portion of the loans listed in residential first mortgages represent commercial loans where the borrower has pledged his/her residence as collateral. In the majority of the loans to commercial customers, the Bank is relying on the borrower’s cash flow to service the loans. “Other” real estate loans include $116,800,000 in loans secured by commercial property, with the remaining $1,400,000 secured by multi-family units or farm property. The most significant loan growth was in commercial loans secured by business property which increased $13,150,000, 12.5% over the prior year, in construction and land development loans which increased $7,200,000, a 20.5% increase, and other commercial loans which increased $14,400,000, 31.7%.

        The following table shows the balance and percentage makeup of loans as of December 31:

                                                                  (dollars in thousands)
                                                           2001                            2000
                                                   Balances    Percentage          Balances    Percentage
Secured by real estate:
   Residential first mortgage                      $ 27,456          9.6%          $ 31,328         12.2%
   Residential home equity/other junior liens         8,066          2.8%             9,999          3.9%
   Construction and land development                 42,221         14.7%            35,020         13.7%
   Other                                            118,191         41.2%           105,041         41.0%
Consumer                                             22,719          7.9%            20,700          8.1%
Commercial                                           59,602         20.7%            45,239         17.6%
Other, primarily commercial                           8,870          3.1%             8,897          3.5%
   Total Loans (Gross)                             $287,125        100.0%          $256,224        100.0%

        The Bank’s loan personnel have endeavored to make high quality loans using well established policies and procedures and a thorough loan review process. Loans in excess of $400,000 are approved by a committee of the Board or the Board. The Bank has hired an independent contractor to review the quality of the loan portfolio on a regular basis. The quality of the loan portfolio is illustrated in the table below for December 31:

                                                                   (Dollars in thousands)
                                                                   2001          2000         1999
Nonperforming Loans:
Nonaccrual loans.........................................        $2,636        $  608         $173
Loans past due 90 days and still accruing................           361           209            4
   Total nonperforming loans.............................         2,997           817          177
Other real estate........................................             0           649            0
  Total nonperforming assets.............................        $2,997        $1,466         $177

Nonperforming loans as a percent of total loans..........         1.04%          .32%         .08%
Loan loss reserve as a percent of nonperforming
  loans..................................................          189%          636%        2533%

        Nonperforming assets are comprised of loans for which the accrual of interest has been discontinued, accruing loans 90 days or more past due in payments, and other real estate which has been acquired primarily through foreclosure and is waiting disposition. Loans are generally placed on a nonaccrual basis when principal or interest is past due 90 days or more and when, in the opinion of management, full collection of principal and interest is unlikely. The increase in the nonaccrual balance is largely due to a loan relationship with one builder who has $1,400,000 in debt. The loans are well collateralized and are not expected to result in significant losses for the Company.

        Impaired loans totaled $8,700,000 at December 31, 2001, compared to $3,900,000 at the prior year end. Included in impaired loans are nonperforming loans from the above table, except for homogenous residential mortgage and consumer loans, and an additional $6,200,000 of commercial loans separately identified as impaired. Included in impaired loans is a loan for $2,200,000 which is current and making regular payments; however the cash generated solely by the business is not presently adequate to cover debt service. Another loan, for $1,200,000, was made to purchase medical buildings in Lansing. The buildings are not fully leased and cash flow has not been sufficient to cover debt service. Both loans are secured with first mortgages on commercial real estate and the real estate is being actively marketed. Nonperforming loans are reviewed regularly for collectability. Any uncollectable balances are promptly charged off.

        During 2001 the Bank charged off loans totaling $517,000 and recovered $92,000 for a net charge off amount of $425,000. In the previous year, the Bank had net charge offs totaling $490,000.

        The allowance for loan losses totaled $5,668,000 at year end which was 1.97% of total loans, compared to $5,193,000 (2.03%) in 2000. The adequacy of the allowance for loan losses is determined by management’s assessment of the composition of the loan portfolio, an evaluation of specific credits, an analysis of the value of the underlying collateral for those loans, historical loss experience, and the level of nonperforming loans and loans that have been identified as impaired. Management continues to refine its techniques in this analysis. Externally, the local economy and events or trends which might negatively impact the loan portfolio are also considered. Economic factors considered in arriving at the loan loss reserve adequacy as of December 31, 2001 included layoffs in the automotive industry, lower levels of consumer confidence, and the current recession. Management also considered the increase in nonperforming loans and the increased risk of the loan portfolio. In light of these factors, management determined that the $900,000 provision and resulting $5,668,000 allowance was appropriate. Although management evaluates the adequacy of the allowance for loan losses based on information known at a given time, as facts and circumstances change the provision and resulting allowance may also change.

        The following table shows changes in the loan loss reserve for the years ended December 31:

                                                                 (Dollars in thousands)
                                                              2001             2000              1999
Balance at beginning of the year...............             $5,193           $4,483            $3,958
Additions (deduction):
   Loans charged off...........................              (517)            (609)             (486)
   Recoveries of loans previously charged off..                 92              119               171
   Provision charged to operations.............                900            1,200               840
Balance at end of the year.....................             $5,668           $5,193            $4,483

Allowance for loan losses to loans outstanding               1.97%            2.03%             2.13%

Deposits
        Deposit balances of $351,669,000 at December 31, 2001 were approximately $41.5 million (13%) higher than the previous year end. Because year end deposit balances can fluctuate in unusual ways, it is more meaningful to analyze changes in average balances. Average deposits increased 14.5% in 2001. Average demand deposits increased $5.7 million (11%) while average savings and NOW balances increased $7.5 million (6%). Certificates of deposit increased $26.9 million (26%). Management strives to price deposits competitively and periodically offers special rates on specific certificates to stimulate deposit growth.

The following table sets forth average deposit balances for the years ended December 31:

                                                               (in thousands)
                                                       2001                2000                1999
Non-interest bearing demand                        $ 57,267            $ 51,528            $ 48,914
Savings, NOW and money market                       128,256             120,770             111,141
Time deposits                                       131,527             104,669              92,802
      Total average deposits                       $317,050            $276,967            $252,857

        The growth in time deposits was primarily in over $100,000 certificates which increased 63% on average. This growth was not the result of marketing efforts for $100,000 certificates. The majority of the Bank’s deposits are from core customer sources-long term relationships with local personal, business, and public customers. In some financial institutions, the presence of interest bearing certificates greater than $100,000 indicates a reliance upon purchased funds. However, large certificates in the Bank’s portfolio consist primarily of core deposits of local customers. See Note 8 of the Consolidated Financial Statements for a maturity schedule of over $100,000 certificates.

Capital
        The Company’s capital at year end totaled $32,404,000, a $3,500,000 (12%) increase over the prior year. Banking regulators have established various ratios of capital to assets to assess a financial institution’s soundness. Tier 1 capital is equal to shareholders’ equity while Tier 2 capital includes a portion of the allowance for loan losses. The regulatory agencies have set capital standards for “well capitalized” institutions. The leverage ratio, which divides Tier 1 capital by three months average assets, must be 5% for a well capitalized institution. The Bank’s leverage ratio was 7.90% at year end 2001. Tier 1 risk-based capital, which includes some off balance sheet items in assets and weights assets by risk, must be 6% for a well capitalized institution. The Bank’s was 9.33% at year end 2001. Total risk-based capital, which includes Tier 1 and Tier 2 capital, must be 10% for a well capitalized institution. The Bank’s total risk based capital ratio was 10.58% at year end. The Bank’s strong capital ratios put it in the best classification on which the FDIC bases its assessment charge.

        The following table lists various Bank capital ratios at December 31:

                                                    2001               2000                1999
Equity to asset ratio                              8.08%              7.59%               7.44%
Tier 1 leverage ratio                              7.90%              8.02%               7.74%
Tier 1 risk-based capital                          9.33%              9.75%               9.90%
Total risk-based capital                          10.58%             11.00%              11.15%

        The Company’s ability to pay dividends is subject to various regulatory requirements. Management believes, however, that earnings will continue to generate adequate capital to continue the payment of dividends. In 2001 the Company paid dividends totaling $1,886,000, or 36% of earnings. Book value of the stock was $20.60 at year end.

        In 2001 management updated the Company’s five year plan which was the result of a formal strategic planning process. Management and the Board monitor progress toward the long term goals on an ongoing basis. The new plan focuses on delivery of services and allocation of more resources in the southeast quadrant of the county. It also calls for growth of the Trust and Investment Department as well as in the areas of residential mortgage and consumer loans. These strategies are designed to increase non-interest income, reducing the Company’s dependence on net interest income for profitability and to pursue growth opportunities in the largest and fastest growing section of the county.

        In 1999, the Bank opened a new branch in the northwest part of Brighton. Adjoining the building site are three parcels of vacant land. The Company has sold one parcel, and intends to sell the remaining two pieces which are valued at approximately $1.5 million.

Liquidity and Funds Management
        Liquidity is monitored by the Bank’s Asset/Liability Management Committee (ALCO) which meets at least monthly. With the availability of lines of credit from the Federal Home Loan Bank of Indianapolis (FHLBI), the way liquidity is viewed and the ratios to calculate it have changed recently. The Board of Directors has approved a liquidity policy which requires the Bank, while it is well capitalized as defined by the Federal Financial Institutions Examination Council (FFIEC), to maintain a current ratio of no less than 1:1 (core basic surplus liquidity equal to 0). Additional requirements of the policy are that when FHLBI available credit is added to core basic surplus liquidity, the Bank must have liquidity totaling 5% of assets and when brokered CDs and Fed Funds lines are added, the Bank must have liquidity totaling 8% of assets. Should the Bank’s capital ratios fall below the “well capitalized” level, additional liquidity totaling 5% of assets will be required. As of December 31, 2001, the Bank had excess liquidity of at least 3.1% of assets under any of the above standards.

        Deposits are the principal source of funds for the Bank. Management monitors rates at other financial institutions in the area to ascertain that its rates are competitive in the market. Management also attempts to offer a wide variety of products to meet the needs of its customers.

        It is the intention of the Bank’s management to handle unexpected liquidity needs through its Federal Funds position with a correspondent bank and by FHLBI borrowings. The Bank has an $18,000,000 line of credit available at the FHLBI and the Bank has pledged certain mortgage loans as collateral for this borrowing. At December 31, 2001, the Company had $5,800,000 in borrowings against the line. The Bank also has a blanket repurchase agreement in place where it can borrow from a broker pledging Treasury and Agency securities as collateral. In the event the Bank must borrow for an extended period, management may look to “available for sale” securities in the investment portfolio for liquidity.

        Throughout the past year, Fed Funds Sold balances have averaged nearly $20,000,000 as deposit growth outpaced loan growth. During 2001 management endeavored to put these excess funds to use in the investment security portfolio to pick up yield as interest rates fell.

Quantitative and Qualitative Disclosures about Market Risk
        ALCO reviews other areas of the Bank’s performance. The committee discusses the current economic outlook and its impact on the Bank and current interest rate forecasts. Actual results are compared to budget in terms of growth and income. A yield and cost analysis is done to monitor interest margin. Various ratios are discussed including capital ratios and liquidity. The quality of the loan portfolio is reviewed in light of the current allowance. The Bank’s exposure to market risk is reviewed.

        Interest rate risk is the potential for economic losses due to future rate changes and can be reflected as a loss of future net interest income and/or a loss of current market values. The objective is to measure the effect on net interest income and to adjust the balance sheet to minimize the inherent risk while at the same time maximizing income. Tools used by management include the standard GAP report which lays out the repricing schedule for various asset and liability categories and an interest rate shock simulation report. The Bank has no market risk sensitive instruments held for trading purposes. However, the Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers including commitments to extend credit and letters of credit. A commitment or letter of credit is not recorded as an asset until the instrument is exercised (see Note 15 of the Consolidated Financial Statements).

The table below shows the scheduled maturity and repricing of the Bank’s interest sensitive assets and liabilities as of December 31, 2001:

                                                0-3         4-12          1-5            5+
                                             Months       Months         Years        Years         Total
Assets:
   Loans, net..........................    $105,604      $28,630      $141,532      $11,359      $287,125
   Securities..........................       5,156        2,732        36,047       12,054        55,989
   Certificates of Deposit.............                    2,037         3,880                      5,917
   Short term investments..............      16,307                                                16,307
      Total assets.....................    $127,067      $33,399      $181,459      $23,413      $365,338

Liabilities & Shareholders' Equity:
   MMDA, Savings & NOW.............         $71,247                                 $83,240      $154,487
   Time................................      54,429       58,093        21,296          426       134,244
   FHLB advances.......................         224                      4,088        1,481         5,793
      Total liabilities and equity.....     125,900      $58,093       $25,384      $85,147      $294,524

Rate sensitivity gap and ratios:
   Gap for period......................      $1,167    $(24,694)      $156,075    $(61,734)
   Cumulative gap......................       1,167     (23,527)       132,548       70,814

Cumulative rate sensitive ratio........        1.01          .87          1.63         1.24
December 31, 2000 rate sensitive ratio         1.17         1.16          1.34         1.23

        The preceding table sets forth the time periods in which earning assets and interest bearing liabilities will mature or may re-price in accordance with their contractual terms. The entire balance of savings, MMDA, and NOW are not categorized as 0-3 months, although they are variable rate products. Some of these balances are core deposits and are not considered rate sensitive. Allocations are made to time periods based on the Bank’s historical experience and management’s analysis of industry trends.

        In the gap table above, the short term (one year and less) cumulative interest rate sensitivity is 13% liability sensitive at year end. Accordingly, if market interest rates increase, this negative gap position indicates that the interest margin would be negatively affected. However, gap analysis is limited and may not provide an accurate indication of the impact of general interest rate movements on the net interest margin since repricing of various categories of assets and liabilities is subject to the Bank’s needs, competitive pressures, and the needs of the Bank’s customers. In addition, various assets and liabilities indicated as repricing within the same period may in fact reprice at different times within the period and at different rate indices. Additionally, simulation modeling, which measures the impact of upward and downward movements of interest rates on interest margin, indicates that an upward movement of interest rates would not significantly reduce net interest income.

                                               Total       Average Interest Rate     Estimated Fair Value
Assets:
   Loans,  net                              $280,612                       8.93%                 $288,700
   Securities                                 55,989                       5.36%                   56,600
   Certificates of deposit                     5,917                       2.90%                    5,900
   Short term investments                     16,307                       3.87%                   16,300

Liabilities:
   Savings, NOW, MMDA                       $154,487                       2.35%                  154,500
   Time                                      134,244                       5.65%                  134,500
   FHLB borrowings                             5,793                       7.23%                    6,800

        Estimated fair value for securities are based on quoted market prices. For variable rate loans that reprice frequently and with no significant change in credit risk, fair values are generally based on carrying values. The fair value of other loans is estimated by discounting future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Because it has a one day maturity, the carrying value is used as fair value for fed funds sold. The fair value of deposits with no stated maturity, such as savings, NOW and money market accounts is equal to the amount payable on demand. The fair value of certificates of deposit and FHLB borrowings is estimated using rates currently offered for products with similar remaining maturities.

RESULTS OF OPERATIONS

        Net income of $5,200,000 was an increase of $100,000 (2%) over 2000 earnings. The Company’s earnings resulted in a return on average assets (ROA) of 1.46% and a return on average stockholders’ equity (ROE) of 16.80%. Net income per share was $3.32 in 2001 compared with $3.26 in 2000. Earnings in 1999 were hampered by costs associated with conversion to a new computer system and preparation for Y2K.

        The following table contains key performance ratios for years ended December 31:

                                                          2001               2000             1999
Net income to:
   Average stockholders' equity                         16.80%             18.76%           15.05%
   Average assets                                        1.46%              1.63%            1.33%
Basic earnings per common share:                         $3.32              $3.26            $2.38

Net Interest Income
        Net interest income is the difference between interest earned on earning assets and interest paid on deposits. It is the major component of the Company’s earnings. For analytical purposes, the interest earned on investments and loans is expressed on a fully taxable equivalent (FTE) basis. Tax-exempt interest is increased to an amount comparable to interest subject to federal income taxes in order to properly evaluate the effective yields earned on earning assets. The tax equivalent adjustment is based on a federal income tax rate of 34%.

        The following table shows the average balance and percentage earned or paid on key components of earning assets and paying liabilities for the year ended December 31:

                                             2001                     2000                     1999
                                     Average      Yield/      Average      Yield/      Average      Yield/
                                     Balance       Rate       Balance       Rate       Balance       Rate
Interest earning assets:
Short term investments                 $19,924     3.87%        $ 4,278     6.35%        $10,384    4.89%
Certificates of deposit                    929     2.90%
Taxable securities                      24,075     5.70%         29,283     5.49%         30,051    5.08%
Tax-exempt securities                   18,415     6.77%         18,580     6.57%         16,896    6.90%
Loans                                  270,776     8.93%        238,697     9.81%        198,448    9.47%
   Total earning assets               $334,119     8.26%       $290,838     9.11%       $255,779    8.60%
Interest bearing funds:
Savings/NOW accounts                  $128,257     2.35%      $ 120,770     2.84%      $ 111,141    2.69%
Time deposits                          131,527     5.65%        104,669     5.88%         92,802    5.36%
Federal funds purchased                                                     6.67%             98    5.40%
                                                                  1,366
FHLB advances                            5,801     7.23%          4,893     7.23%
   Total interest bearing funds:      $265,585     4.09%       $231,698     4.33%       $204,041    3.90%

Interest spread                                    4.17%                    4.78%                   4.70%
Net interest margin                                5.01%                    5.66%                   5.48%

        Tax equivalent interest income in each of the three years includes loan origination fees. A substantial portion of such fees is deferred for recognition in future periods or is considered in determining the gain or loss on the sale of real estate mortgage loans. Tax equivalent interest income includes net loan origination fees totaling $790,000 in 2001, $700,000 in 2000, and $710,000 in 1999.

        The following table sets forth the effects of volume and rate changes on net interest income on a taxable equivalent basis. The change in interest due to changes in both balance and rate has been allocated to change due to balance and change due to rate in proportion to the relationship of the absolute dollar amounts of change in each.

                                             Year ended                             Year ended
                                 December 31, 2001 compared to Year     December 31, 2000 compared to Year
                                    Year ended December 31, 2000           Year ended December 31, 1999

                                    Amount of Increase/(Decrease)          Amount of Increase/(Decrease)
                                           due to change in                       due to change in

                                                             Total                                  Total
                                                            Amount                                  Amount
                                                              Of                                      Of
                                               Average     Increase/                  Average     Increase/
                                  Volume        Rate      (Decrease)     Volume        Rate       (Decrease)
Interest Income:
Federal funds sold............        $ 994      $ (495)        $ 499      $ (298)       $   62       $ (236)
Certificates of deposit.......           27            0           27
Securities:
  Taxable.....................        (286)           50        (236)         (39)
  Tax Exempt..................         (11)           37           26          116                         55
Loans.........................        3,145      (2,371)          774        3,811          806         4,617

  Total interest income.......       $3,869     $(2,779)      $ 1,090      $ 3,590       $  928       $ 4,518

Interest Expense:
Interest bearing deposits:
  Savings/NOW accounts..              $ 213      $ (639)      $ (426)       $  259        $ 183        $  442
Time..........................        1,580        (311)        1,269          636          553         1,189
Short-term borrowings.........         (91)            0         (91)           68           18            86
FHLB advance..................           66            1           67          358            0           358
   Total interest expense.....       $1,768      $ (949)       $  819      $ 1,321        $ 754        $2,075

Net interest income (FTE)           $ 2,101     $(1,830)        $ 271       $2,269        $ 174        $2,443

        Tax equivalent net interest income increased $271,000 in 2001 over the prior year due to a $1,090,000 increase in interest income partially offset by approximately $819,000 increase in interest expense. The increase in interest income is attributable to an increase in average earning assets of $43,300,000 although the interest earned on these balances declined 85 basis points during the year. The year 2001 was unique in that the Federal Reserve Board (Fed) cut interest rates an unprecedented 475 basis points. Because the Company’s assets repriced more quickly than liabilities, net interest income was negatively affected. Loan interest income was $774,000 higher in 2001 than the previous year. The increase was due to an increase of $32,000,000 in average balances. While the balances grew, the rate of interest earned on loans declined by 88 basis points during the year. Loan growth was fueled by general growth in Livingston County which created a demand for consumer and commercial building projects even as rates were driven down by the decline in the prime interest rate from 9.5% at the beginning of the year to 4.75% by year end. Income on taxable securities decreased $236,000 in 2001 due to a $5,200,000 decrease in average balances although the interest yield improved 21 basis points. The interest yield improved in spite of a declining rate environment because many of the low yielding bonds acquired two years ago matured. Additionally management diversified the investment portfolio by replacing lower yielding US Treasury bonds with US Agency, Agency mortgage backed, and corporate bonds. Tax equivalent income on tax-exempt bonds increased $26,000 in 2001. The average balance of these securities decreased $165,000 while the rate increased 20 basis points. Interest income on short term investments increased $499,000 due to an increase in average balances of $15,600,000, partially offset by a decrease in rates of 248 basis points. The unusually high balance in short term investments was the result of deposit growth outpacing loan growth and the search for acceptable investment products as interest rates fell throughout the year.

        Interest expense increased $819,000 in 2001 because average balances increased approximately $33,900,000 although interest rates decreased 24 basis points. The interest cost for savings and NOW accounts decreased $426,000 because the interest rate paid declined 49 basis points although average balances increased $7,500,000. Interest on time deposits increased $1,269,000 because average time deposits increased $26,900,000 even as interest rates decreased 23 basis points. Growth in time deposits was encouraged by competitive pricing and periodically offering special rates on specific products. There was no Fed Funds borrowing during 2001. The Company entered into two long term borrowings with the Federal Home Loan Bank of Indianapolis in 2000. One of the loans amortizes and had a balance of $2,793,000 at year end while the other loan, for $3,000,000 matures in its entirety in April 2005. The loans have an average interest rate of 7.23%.

        In the previous year, net interest income had increased $2,443,000. The increase in net interest income was the result of an increase in interest income of $4,518,000, partially offset by an increase in interest expense of approximately $2,075,000. The increase in interest income in 2000 was the result of a $35,100,000 increase in earning assets and of a 51 basis point increase in interest rates. The increase in interest expense was the result of average balances growing $27,700,000 and interest rates increasing 43 basis points.

        In the coming year, management expects growth to continue in both loans and deposits. An economic decline could, however, adversely affect growth. The decline in the interest spread and interest margin which the Company experienced in 2001 due to the steepness of Fed interest rate cuts is not expected to continue in 2002 as the outlook for future rate cuts is minimal.

        The following table shows the composition of average earning assets and interest paying liabilities for the years ended December 31:

                                                             2001            2000          1999
As a percent of average earning assets:
   Loans                                                   81.04%          82.07%        77.59%
   Securities                                              12.72%          16.46%        18.35%
   Certificates of Deposit                                   .28%
   Short term investments                                   5.96%           1.47%         4.06%
      Average earning assets                              100.00%         100.00%       100.00%

   Savings and NOW                                         38.39%          41.52%        43.45%
   Time deposits                                           39.37%          35.99%        36.28%
   Short term borrowing                                                      .47%          .04%
   FHLB advances                                            1.74%           1.68%
      Average interest bearing liabilities                 79.50%          79.66%        79.77%

Earning asset ratio                                        93.47%          92.75%        91.61%
Free-funds ratio                                           20.50%          20.34%        20.23%

Provision for Loan Losses
        The provision for loan losses decreased to $900,000 in 2001 compared to $1,200,000 in 2000. At year end the ratio of allowance for loan loss to loans was 1.97%, compared to 2.03% in 2000. Management analyzes the adequacy of the allowance quarterly taking into consideration the portfolio mix, historical loss experience, the level of nonperforming loans and loans that have been identified as impaired, as well as economic conditions within the Bank’s market. Despite the recorded increase in impaired loans, the decrease was deemed appropriate based upon management’s analysis of the balance in the loan loss reserve and the collateral position held in the major problem loans.

Non-interest Income
        Non-interest income, which includes service charges on deposit accounts, loan fees, other operating income, and gain(loss) on sale of assets and securities transactions, increased approximately $516,000 (20%) in 2001 compared to the previous year. Service charge income increased 14% to $2,643,000, primarily due to growth in deposits and loans. Additionally, the Company had the full year effect of service charge increases that had been implemented in the second quarter of 2000. Trust fees decreased $16,000 in 2001. The decline was the result of a lack of growth of the business as the department was not fully staffed throughout the year and a general decrease in the market value of trust assets. The $228,000 gain realized on the sale of real estate mortgage loans was a $154,000 increase over 2000. Sales volume was up more than 300% as the low interest rate environment was conducive to substantial mortgage refinancing and it also allowed more buyers to enter the real estate market.

Non-interest Expense
        Non-interest expense ended the year at $11,061,000, a 9% increase over other operating expenses of $10,189,000 in 2000. The most significant component of non-interest expense is salaries and benefits expense. In 2001 salaries and benefits expense increased 9% to $5,955,000, due to the combined effects of salary increases, increased cost of medical insurance, and an increase in the retirement plan expense. Occupancy expense totaled $777,000 in 2001, a $3,000 increase over the prior year. Equipment expense decreased $55,000, due to a decline in depreciation expense as the personal computers purchased in 1998 were fully depreciated in 2001. Overall other expenses increased 13% primarily due to an 85% increase in professional and service fees. Most of this increase was the result of projects undertaken in 2001 which are not ongoing in future years such as strategic planning, an employee opinion survey, an employee compensation study, and architectural fees attributable to an abandoned project.

Federal Income Tax Expense
        Fluctuations in income taxes resulted primarily from changes in the level of profitability and in variations in the amount of tax-exempt income. Income tax expense increased $58,000 to $2,173,000 (3%) in 2001. The effective income tax rate was 29% in both 2001 and 2000 as a result of tax exempt interest and dividends. For further information see Note 10 “Federal Income Taxes” in the Company’s Consolidated Financial Statements.

Impact of New Accounting Standards
        The Financial Accounting Standards Board (FASB) issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, in June 1998.

        SFAS No. 133, which has been subsequently amended by SFAS No. 137 and SFAS No. 138, requires companies to record derivatives on the balance sheet as assets and liabilities, measured at fair value. The accounting for increases and decreases in the value of derivatives will depend upon the use of derivatives and whether the derivatives will qualify for hedge accounting. Management has evaluated the impact of SFAS No. 133 at December 31, 2001 and has concluded that the adoption of this Statement did not have a material effect on the Company.

        The FASB has adopted SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.

        SFAS No. 140, which replaces SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, revises the standards for accounting for the securitization and other transfers of financial assets and collateral. SFAS No. 140 also requires certain disclosures, but carries over most of the provisions of SFAS No. 125.

        This Statement is effective for transactions occurring after March 31, 2001, with earlier application not allowed and is to be applied prospectively. The adoption of this Statement did not have a material impact on the Company’s financial statements.

        On June 29, 2001, the FASB approved for issuance SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets.

        Under SFAS No. 141, all business combinations initiated after June 30, 2001, must be accounted for using the purchase method of accounting. With the adoption of SFAS No. 142, goodwill is no longer subject to amortization, but instead must be reviewed for impairment. The amortization of goodwill ceases upon adoption of SFAS No. 142, which is effective for fiscal years beginning after December 15, 2001. Management does not expect that these Statements will have an impact on the Bank’s results of operations.

        Emerging Issues Task Force (EITF) Issue 99-20, Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interest in Securitized Financial Assets, was effective for the Company’s quarter ended June 30, 2001. The adoption of EITF 99-20 did not have a material impact on the financial condition or operations of the Company.

        On October 3, 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Statement No. 144 supersedes FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, but retains many of the fundamental provisions of that Statement.

        Statement No. 144 also supersedes the accounting and reporting provisions of Accounting Principles Board (APB) Opinion No. 30, Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for the disposal of a segment of a business. However, it retains the requirement in Opinion 30 to report separately discontinued operations and extends that reporting to a component of an entity that either has been disposed of (by sale, abandonment, or in a distribution to owners) or is classified as held for sale. By broadening the presentation of discontinued operations to include more disposal transactions, the FASB has enhanced management’s ability to provide information that helps financial statement users to assess the effects of a disposal transaction on the ongoing operations of an entity.

        Statement No. 144 is effective for fiscal years beginning after December 15, 2001 and interim periods within those fiscal years. Early application is encouraged. Management does not expect that the adoption of this Statement will have a significant impact on the Bank’s results of operations.

                                          SUMMARY FINANCIAL DATA
                                   (in thousands, except per share data)

                                              2001          2000         1999          1998          1997
Income Statement Data:
   Interest income                         $27,095       $26,047      $21,597       $19,910       $17,276
   Interest expense                         10,861        10,042        7,967         7,400         6,305
   Net interest income                      16,234        16,005       13,630        12,510        10,971
   Provision for loan losses                   900         1,200          840           640           486
   Non-interest income                       3,120         2,604        2,015         1,954         1,851
   Non-interest expense                     11,061        10,188        9,543         8,238         6,982
   Income before tax                         7,393         7,221        5,262         5,586         5,354
   Net income                                5,220         5,106        3,715         3,907         3,733
Basic Per Share Data(1):
   Net income                                $3.32         $3.26        $2.38         $2.49         $2.37
   Dividends paid                             1.20          1.15         1.10          1.05          1.00
   Weighted average shares
     outstanding                         1,570,559     1,566,390    1,563,996     1,570,537     1,575,000
Balance Sheet Data:
   Total assets                            392,978       348,363      296,419       264,894       226,314
   Loans, net                              286,280       255,414      209,952       185,018       158,397
   Allowance for loan losses                 5,668         5,193        4,483         3,958         3,424
   Deposits                                351,669       310,214      269,193       239,557       202,299
   Shareholders' equity                     32,404        28,887       25,312        23,497        21,732
Ratios:
   Dividend payout ratio                    36.12%        35.29%       46.31%        42.11%        42.19%
   Equity to asset ratio                     8.69%        8.68%        8.84%         9.13%        10.05%

(1) Per share data for all years has been restated to give effect to the  three-for-one  stock split, payable as a dividend, paid in February 1997.

STOCK AND EARNINGS HIGHLIGHTS

        There is no active market for the Company’s Common Stock, and there is no published information with respect to its market price. There are occasional direct sales by shareholders of which the Company’s management is generally aware. It is the understanding of the management of the Company that over the last two years, the Company’s Common Stock has sold at a premium to book value. From January 1, 2000, through December 31, 2001, there were, so far as the Company’s management knows, 326 sales of shares of the Company’s Common Stock, involving a total of 48,603 shares. The price was reported to management in these transactions, however there may have been other transactions involving the company stock at prices not reported to management. During 2001, the highest and lowest prices known to be paid were $45.00 and $40.00 per share, respectively. To the knowledge of management, the last sale of Common Stock occurred on February 22, 2002.

        As of March 1, 2002, there were approximately 930 holders of record of the Company's Stock. The following table sets forth the range of high and low sales prices of the Company's Common Stock during 2000 and 2001, based on information made available to the Company, as well as per share cash dividends declared during those periods. Although management is not aware of any transactions at higher or lower prices, there may have been transactions at prices outside the ranges listed in the table.

        Sales price and dividend information for the years 2000 and 2001:

                                                Sales Prices                      Cash Dividends Declared
            2000                        High                    Low
First Quarter                          $42.00                  $42.00                      $0.20
Second Quarter                         $42.00                  $42.00                      $0.20
Third Quarter                          $42.00                  $42.00                      $0.20
Fourth Quarter                         $42.00                  $42.00                      $0.55(1)

            2001                        High                    Low
First Quarter                          $42.00                  $42.00                      $0.20
Second Quarter                         $45.00                  $42.00                      $0.20
Third Quarter                          $45.00                  $45.00                      $0.20
Fourth Quarter                         $45.00                  $40.00                      $0.60(2)

(1)  Includes a special dividend of $0.35 per share.
(2)  Includes a special dividend of $0.40 per share.